UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DEVON ENERGY CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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2018

Notice of Annual Meeting

and Proxy Statement

LETTER TO STOCKHOLDERS

FROM THE BOARD OF DIRECTORS

Dear Fellow Stockholders,

We are pleased to invite you to the 2018 Annual Meeting of Stockholders of Devon Energy Corporation to be held at 8:00 a.m. Central Time on Wednesday, June 6, 2018, in the Devon Energy Center Auditorium located at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102.

During 2017 Devon built operating momentum across its U.S. resource plays and dramatically improved profitability. Some highlights from 2017 include:

•	Operating cash flow nearly doubled during the year and free cash flow resulted in growing cash balances by $700 million in 2017.

•	Improved profitability was driven by strong growth in Devon’s highest margin product, U.S. oil production, which contributed to a 57 percent increase in per-unit operating margins.

•	With capital programs focused in the Delaware Basin and STACK, U.S. oil reserves increased by 32 percent while delivering the best well productivity in Devon’s 46-year history.

Devon continues to provide reliable, environmentally responsible production and a platform for future growth.

The Notice of Meeting (the Notice) and Proxy Statement on the following pages provide further information on the Company’s performance and corporate governance and describe the matters to be presented at the 2018 Annual Meeting. Whether or not you plan to attend the meeting in person, your vote on these matters is important to us. We urge you to promptly submit your vote by proxy by following the instructions provided in the Notice.

We thank you for your continued support and investment in our business.

Sincerely,

John Richels

Chairman of the Board

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DEVON ENERGY CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time	8:00 a.m. (Central time) on Wednesday, June 6, 2018

Place	Devon Energy Center Auditorium 333 W. Sheridan Avenue Oklahoma City, Oklahoma 73102

Items of Business

•   Elect ten directors for a term of one year;

•   Approve, in an advisory vote, executive compensation;

•   Ratify the appointment of the independent auditors for 2018;

•   Consider and vote upon the stockholder proposal set forth in this Proxy Statement, if presented; and

•   Transact such other business as may properly come before the meeting or any adjournment of the meeting.

Who Can Vote

Stockholders of record at the close of business on April 9, 2018 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the ten days prior to the meeting at our offices and at the meeting.

Voting by Proxy

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by:

•   internet;

•   telephone; or

•   mail.

For specific information, please refer to the section entitled “Information About the Annual Meeting” beginning on page 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 6, 2018:

Our 2018 Proxy Materials, including the 2018 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2017, are available at www.proxydocs.com/dvn.

BY ORDER OF THE BOARD OF DIRECTORS

Carla D. Brockman

Vice President Corporate Governance

and Corporate Secretary

Oklahoma City, Oklahoma

April 25, 2018

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PROXY STATEMENT TABLE OF CONTENTS

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PROXY STATEMENT SUMMARY

We provide below highlights of certain information in this Proxy Statement. As it is only a summary, please refer to the complete 2018 Proxy Statement and Annual Report for the year ended December 31, 2017 before you vote.

2018 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:

June 6, 2018, 8:00 a.m. (Central time)

Place:

Devon Energy Center Auditorium

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

Record Date:

April 9, 2018

Voting:

•	internet
•	telephone; or
•	mail

VOTING MATTERS AND BOARD RECOMMENDATIONS

Proposals	Board’s Recommendation	Page
Agenda Item 1: Election of Directors	FOR each of the nominees	8
Agenda Item 2: Approve, in an Advisory Vote, Executive Compensation	FOR	33
Agenda Item 3: Ratification of Independent Auditors for 2018	FOR	82
Agenda Item 4: Stockholder Proposal for Shareholder Right to Act by Written Consent	AGAINST	83

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PROXY STATEMENT SUMMARY (cont’d)

STOCKHOLDER ENGAGEMENT

As part of Devon’s commitment to corporate governance, we conduct investor outreach throughout the year to obtain feedback from our stockholders on our corporate governance practices and executive compensation programs. We value the input we receive from this engagement and, as a result, have been responsive by making meaningful changes to our corporate governance practices and executive compensation program over the years. Many of these changes are highlighted below.

CORPORATE GOVERNANCE

•	Annual Election of All Directors

•	Majority Voting and Director Resignation Policy in Uncontested Elections

•	Stockholder Right to Call a Special Meeting

•	Independent Lead Director

•	Proxy Access Rights

•	Director Stock Ownership Guidelines
•	Eight of Ten Director Nominees Are Independent

•	Executive Sessions of Independent Directors Held at Each Regularly Scheduled Board Meeting

•	Board Participation in Succession Planning

•	Publication of Political Activity and Lobbying Report

EXECUTIVE COMPENSATION PROGRAM

•	One-half of the Long-Term Incentive Stock Awards for 2018 are Performance-Based

•	Quantitative Process Utilized for Performance Cash Bonus Awards

•	Realizable Pay Opportunities are Tied to Company Performance
•	Stock Ownership Requirements

•	Recoupment Policy

•	Double Trigger Vesting of Long-Term Incentives upon Change in Control

•	Returns-Based Performance Measures Added for 2018 Cash Bonus Calculation

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PROXY STATEMENT SUMMARY (cont’d)

Say-on-Pay Vote and Response to Stockholder Feedback

At both the Company’s 2016 and 2017 Annual Meetings, approximately 95% of the shares voted were for the approval of the Company’s executive compensation. We continue to engage in discussions with stockholders on executive compensation and its tie to Company performance. For 2018, in response to stockholder feedback, the Compensation Committee added two returns-based measures to the Company scorecard that will be used to determine cash bonuses for 2018 performance. Stockholders have reacted favorably to the Company’s compensation practices, including the changes made over the past few years, which are detailed in the Compensation Discussion and Analysis section beginning on page 34 of this Proxy Statement.

2017 Company Performance and Pay Alignment

The actions taken and leadership provided by the executives during the year led to the Company posting strong operational and financial results in the challenging commodity price environment of 2017. The Company met or exceeded most of the goals established at the beginning of the year for the performance scorecard.

With respect to operational and financial metrics, the Company delivered the best well productivity in its history and continued a five-year improvement in initial 90-day production rates. The Company also achieved its target for operating expenses, including a 10% improvement in lease operating expenses. The Company also continued to maintain a strong liquidity position and enhanced its financial strength by completing $415 million of its $1 billion asset divestiture program announced in 2017.

The structure of the Company’s compensation program coupled with the Compensation Committee’s processes and decision making ensure a strong link between Company performance and executive pay.

Please see the Compensation Discussion and Analysis section beginning on page 34 of this Proxy Statement for a detailed description of our executive compensation.

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INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors (Board) to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 6, 2018 at 8:00 a.m. Central Time.

All references in this Proxy Statement to we, our, us, or the Company refer to Devon Energy Corporation.

What are the Board of Directors’ voting recommendations?

•	For the election of the ten Director nominees named in this Proxy Statement for a term expiring at the next Annual Meeting of Stockholders;

•	For the approval, on an advisory basis, of executive compensation;

•	For the ratification of the appointment of our independent auditors for 2018;

•	Against the stockholder proposal set forth in this Proxy Statement, if presented.

Who is entitled to vote?

Stockholders as of the close of business on April 9, 2018 (the Record Date) are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 524,648,507 shares of our common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•	dial the toll-free number listed on the Proxy Card or Voting Instruction Form. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 5, 2018; or

•

go to the website www.proxyvote.com and follow the instructions, and confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 5, 2018; or

•	if you elected to receive a paper copy of your proxy materials, mark your selections on the Proxy Card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

The United States Securities and Exchange Commission (the SEC) rules allow companies to furnish proxy materials over the Internet. We have sent a Notice of Internet Availability of Proxy Materials (the Notice) to most of our stockholders instead of a paper copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by email. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Why did I receive paper copies of proxy materials?

We are providing paper copies of the proxy materials instead of the Notice to certain stockholders, including those who have previously requested to receive them. If you prefer to no longer receive printed proxy materials, you may consent to receive all future proxy materials electronically via email. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

How do I vote the shares held in my Devon 401(k) Plan account?

If you are a current employee participating in the Devon Energy Corporation Incentive Savings Plan (the 401(k) Plan), please follow the instructions you received via email from Broadridge Financial Solutions, Inc. (Broadridge).

If you are a former employee and have shares of our common stock credited to your 401(k) Plan account as of the Record Date, such shares are shown on the Voting Instruction Form you received from Broadridge. You have the right to direct Fidelity Management Trust Company (the 401(k) Plan Trustee) regarding how to vote those shares, which you can do by voting your shares in the same manner as provided above.

The 401(k) Plan Trustee will vote your shares in the 401(k) Plan account in accordance with your instructions. If instructions are not received by June 3, 2018, the shares credited to your account will not be voted.

Will each stockholder in our household receive proxy materials?

Generally, no. We try to provide only one set of proxy materials to be delivered to multiple stockholders sharing an address unless you have given us other instructions. Any stockholder at a shared address may request delivery of single or multiple copies of proxy materials for future meetings or an additional copy of the proxy materials for this meeting by contacting Broadridge at 1-866-540-7095.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders, beneficial owners of our common stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of stockholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting, or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

Who will count the votes?

Broadridge will tabulate the votes.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. Broadridge, the Inspector of Election, will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

For the election of Directors, a nominee for Director in an uncontested election shall be elected if the votes cast “for” such nominee’s election exceed the votes “withheld” in such nominee’s election. Any nominee for Director in a contested election shall be elected by a plurality of the votes cast.

Our Corporate Governance Guidelines and Bylaws contain a director resignation policy which provides that any nominee for Director in an uncontested election who fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election shall tender his or her written offer of resignation to the Governance Committee of the Board of Directors within 90 days from the date of the election. The Governance Committee will consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.

With respect to all other matters, the affirmative vote of the holders of a majority of the total number of votes represented at the Annual Meeting is required to take the action.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (the NYSE), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of the independent auditors. This means that brokers may not vote your shares on any other matter if you have not given instructions as to how to vote. Please be sure to give voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

We will:

•	count abstentions and broker non-votes for purposes of determining the presence of a quorum at the Annual Meeting;

•	consider neither abstentions nor broker non-votes for the election of Directors;

•

treat abstentions as votes not cast but as shares represented at the Annual Meeting for determining results on actions requiring a majority of shares present and entitled to vote at the Annual Meeting; and

•	not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the Annual Meeting.

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INFORMATION ABOUT THE ANNUAL MEETING (cont’d)

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or employees, none of whom will receive additional compensation for such solicitation. We have retained D.F. King & Co. to assist in the solicitation of proxies at an estimated cost of $10,500 plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Form 8-K that will be filed with the SEC within four business days after the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.devonenergy.com, or by contacting us at (405) 235-3611 or corporatesecretary@dvn.com, or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent auditors be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board of Directors has approved KPMG LLP to serve as our independent auditors for the year ending December 31, 2018. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.

Where can I contact the Company?

Our contact information is:

Corporate Secretary

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, Oklahoma 73102

(405) 235-3611

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AGENDA ITEM 1.

ELECTION OF DIRECTORS

Our Board of Directors has nominated ten directors for election at the Annual Meeting. Each Director will serve for a term ending at the next Annual Meeting and until his or her successor is duly elected and qualified, subject to such Director’s earlier death, disqualification, resignation or removal. Nine of the nominees are currently Devon directors who were elected by stockholders at the 2017 Annual Meeting. John Krenicki Jr., who does not currently serve as a Director of the Company, has also been nominated for election at the Annual Meeting.

Within each nominee’s biography below, we have highlighted certain notable skills and qualifications that contributed to his or her selection as a nominee to our Board of Directors.

We have no reason to believe that any of the nominees for director will be unable to serve if elected. However, if any of these nominees becomes unavailable, the persons named in the proxy intend to vote for any alternate designated by the current Board. Proxies cannot be voted for a greater number of persons than the nominees named.

Our Board of Directors recommends that stockholders vote “FOR” the election of the following directors.

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Director Nominees

Experience and Qualifications

Barbara M. Baumann is a former BP Amoco executive who currently serves as president and owner of Cross Creek Energy Corporation, an energy advisory firm with investments in the domestic oil and gas business. Prior to founding her own firm in 2003, Baumann was Executive Vice President of Associated Energy Managers, a private equity firm investing in small energy companies. Ms. Baumann began her 18-year career with Amoco (later BP Amoco) in 1981. She served in various areas of finance and operations, including Chief Financial Officer of Ecova Corporation, Amoco’s wholly-owned environmental remediation business, and Vice President of Amoco’s San Juan Basin business unit. She brings to the Board her extensive knowledge of the energy industry and her experience as an accomplished leader and business professional.

Education

Ms. Baumann earned a bachelor’s degree from Mount Holyoke College and a master’s in business administration from the Wharton School of the University of Pennsylvania.

Other Boards and Appointments

Ms. Baumann is a director of Buckeye Partners, L.P. where she serves on the audit committee and the compensation committee. Ms. Baumann is also a member of the independent board of trustees of Putnam Mutual Funds. She is a director of privately held Hat Creek Energy Corporation where she chairs the compensation committee and serves on the audit committee. She previously served on the boards of Cody Resources Management, LLC, CVR Energy, SM Energy, and UNS Energy.

Barbara M. Baumann Director since 2014 Age 62 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John E. Bethancourt is a retired Chevron executive. He most recently served as Executive Vice President for technology and services where he was responsible for overseeing Chevron’s environmental, health and safety efforts, major project management, procurement and mining operations. Mr. Bethancourt began his career in 1974 with Getty Oil Company and joined Texaco Inc. in 1984 when the two companies merged. During his career with Texaco and later Chevron, Mr. Bethancourt served in various executive leadership roles overseeing business development, worldwide production operations and human resources. He brings to the Board his extensive knowledge of the energy industry and his experience as an accomplished leader and business professional.

Education

Mr. Bethancourt earned a bachelor’s degree in petroleum engineering from Texas A&M University.

Other Boards and Appointments

Mr. Bethancourt previously served on the board of trustees of the Texas A&M Foundation and is a past director of both the Society of Petroleum Engineers and the National Action Council for Minorities in Engineering, Inc.

John E. Bethancourt Director since 2014 Age 66 Committees: • Compensation • Governance • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

David A. Hager was elected by the Board of Directors to the position of President and Chief Executive Officer on August 1, 2015. He joined the Company in March 2009 and held the position of Executive Vice President Exploration and Production from 2009 until 2013 and Chief Operating Officer from 2013 to 2015. Mr. Hager started in the oil and gas business as a geophysicist with Mobil Corp. He joined Sun Oil in 1981 and continued with Oryx Energy following its spin off from Sun Oil. During his tenure at Oryx, he managed new ventures and deepwater projects around the world. After Oryx merged with Kerr-McGee in 1999, Mr. Hager managed the company’s worldwide deepwater exploration and production operations and assumed responsibility for all exploration and production activities in 2003. He later served as Kerr-McGee’s Chief Operating Officer until it was acquired by Anadarko Corp. in 2006.

Education

Mr. Hager has a bachelor’s degree in geophysics from Purdue University and a master’s degree in business administration from Southern Methodist University.

Other Boards and Appointments

From 2007 until joining the Company as an executive officer, Mr. Hager served as a member of Devon’s Board of Directors. Mr. Hager currently serves on the boards of the managing member and general partner of EnLink Midstream, LLC (ENLC) and EnLink Midstream Partners, LP (ENLK), respectively, and on their compensation committees. Devon owns a controlling interest in ENLC and ENLK.

David A. Hager Director since 2016 Age 61

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert H. Henry is a legal and foreign relations scholar, public servant and leader. He has served as the President and Chief Executive Officer of Oklahoma City University since 2010. Mr. Henry brings to the Board his experience and knowledge of the law, which enable him to provide valuable insights in the areas of governance and public policy.

Mr. Henry has had a distinguished career in public service. In 1994, President Bill Clinton appointed Mr. Henry to the United States Court of Appeals for the Tenth Circuit, where he served until June 2010, most recently as Chief Judge. Mr. Henry was elected and re-elected Attorney General of the State of Oklahoma from 1986 to 1991. He served in the Oklahoma House of Representatives from 1976 to 1986 where he was principal author of the 1986 Oklahoma General Corporation Act that moved Oklahoma law to the Delaware corporate law model.

Mr. Henry was Dean and Professor of Law at Oklahoma City University School of Law from 1991 to 1994. Mr. Henry also taught at the University of Oklahoma Honors College (Oxford Program), the University of Oklahoma College of Law, and Oklahoma Baptist University (Business Law) and served as Distinguished Judge in Residence at the University of Tulsa College of Law.

Education

Mr. Henry received his bachelor’s degree and juris doctorate from the University of Oklahoma. He received an honorary degree of doctor of humane letters from the University of Oklahoma and from the University of Tulsa; and an honorary degree of doctor of laws from Oklahoma City University.

Other Boards and Appointments

Mr. Henry is a life member of the National Conference of Commissioners on Uniform State Laws, and a member of the Council on Foreign Relations, the American Law Institute, and the William J. Holloway, Jr. American Inn of Court, Master of the Court. While a federal judge, Mr. Henry served as chair of the committee on International Relations of the Judicial Conference of the United States. He is a life and founding member of the Tenth Judicial Circuit’s Historical Society. Mr. Henry serves on the Board of Directors of iCivics and the Oklahoma Medical Research Foundation. He previously served on the board of LSB Industries, Inc.

Robert H. Henry Director since 2010 Age 65 Committees: • Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Michael Kanovsky is a Professional Engineer and has been involved with investment banking and oil and gas businesses for over 40 years. He has been President of Sky Energy Corporation since 1993. Mr. Kanovsky brings to the Board an extensive knowledge of the energy industry and finance, with a wealth of experience with Canadian assets and areas of operation.

In 1978, Mr. Kanovsky co-founded Canadian Northstar Corporation and its successor, Northstar Energy Corporation, where he was primarily responsible for strategic development, finance and acquisitions until its acquisition by Devon Energy Corporation in 1998. In 1997, Mr. Kanovsky founded Bonavista Petroleum Ltd. Mr. Kanovsky has also held other executive positions, including Chief Executive Officer of Arrowstar Drilling and Vice President of Corporate Finance, Western Canada, for a large Canadian investment dealer.

Education

Mr. Kanovsky received a bachelor’s degree in mechanical engineering from Queen’s University as well as a master’s degree in business administration from the Richard Ivey School of Business at Western University.

Other Boards and Appointments

Mr. Kanovsky is a director of Bonavista Energy Corporation and serves as lead director, as chairman of the governance and nominating committee and as a member of the executive, reserves, audit and compensation committees.

Mr. Kanovsky previously served on the boards of Seven Generations Energy Ltd., Pure Technologies Ltd., TransAlta Corporation, and ARC Resources Ltd. He also served as chairman of the board of Taro Industries and vice chairman of Precision Drilling, Inc. He co-founded PowerLink Corporation, an electrical cogeneration company and former subsidiary of Northstar Energy Corporation, and served as its senior executive board chairman.

Michael M. Kanovsky Director since 1999 Age 69 Committees: • Chair, Reserves • Audit

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John Krenicki Jr. is a Senior Operating Partner at Clayton, Dubilier & Rice, LLC (CD&R), a private investment firm. Mr. Krenicki is a former General Electric Company Vice Chairman and former President and CEO of GE Energy, GE Plastics and GE Transportation. His most recent responsibilities included oversight of GE’s oil and gas, power and water, and energy management businesses. He brings to the Board his extensive industrial and energy experience and his track record as an accomplished leader and strategic thinker.

Education

Mr. Krenicki earned a bachelor’s degree in mechanical engineering from the University of Connecticut, and a master’s degree in management from Purdue University.

Other Boards and Appointments

Mr. Krenicki serves as chairman of the board of Brand Industrial Holdings, Inc. and Wilsonart International Holdings LLC and is lead director of Ply Gem Holdings Inc. Brand Industrial, Wilsonart International, and Ply Gem Holdings, Inc. are privately held entities controlled by CD&R. He previously served as chairman of the board of ServiceMaster Global Holdings and CHC Group and as a director of Hess Corporation.

John Krenicki Jr. Director Nominee Age 55

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Robert A. Mosbacher Jr. is an accomplished business leader with more than 30 years in the energy industry. He is chairman of Mosbacher Energy Company, an independent oil and gas exploration and production company. Mr. Mosbacher brings to the Board his extensive background in the energy industry, his leadership skills, and his economic development experience in global markets.

Mr. Mosbacher is founder and chairman of BizCorps, a Washington based non-profit organization that places graduates of top business schools with entrepreneurs in emerging markets. In 2005, Mr. Mosbacher was appointed by President George W. Bush to the position of President and Chief Executive Officer of the Overseas Private Investment Corporation, an independent agency of the U.S. government that supports private capital investment in emerging markets around the world. He served in that capacity until 2009. Mr. Mosbacher had a distinguished public service career that included serving as Chairman of the Board of the Texas Department of Human Services and as a staff member in the office of Senator Howard Baker of Tennessee.

Education

Mr. Mosbacher received a bachelor’s degree in political science from Georgetown University and a juris doctorate degree from Southern Methodist University.

Other Boards and Appointments

Mr. Mosbacher is chairman of the board of Global Communities. In addition, Mr. Mosbacher served as a director of the Calpine Corporation board from 2009 until 2018. Mr. Mosbacher previously served as a member of Devon’s Board from 1999 until 2005.

Robert A. Mosbacher, Jr. Director since 2009 Age 66 Lead Director Committees: • Chair, Governance • Compensation

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Duane C. Radtke has over 45 years of experience in management, engineering and business development in the energy industry. Mr. Radtke has been President and Chief Executive Officer of Valiant Exploration LLC since 2008. Mr. Radtke brings to the Board extensive knowledge of the energy business, including experience with the Company’s assets and operations.

Mr. Radtke served as the Chief Executive Officer and President of Dominion Exploration and Production, a subsidiary of Dominion Resources, Inc., from 2001 to 2007. During that period, he also served as Executive Vice President of Consolidated Natural Gas Company, a subsidiary of Dominion Resources, Inc. Prior to his tenure with Dominion Resources, Inc., Mr. Radtke was an executive with Santa Fe Snyder where he served in various capacities, including Executive Vice President of Production. Following Devon’s acquisition of Santa Fe Snyder in 2000, Mr. Radtke served as President of the Company’s international division until joining Dominion.

Education

Mr. Radtke holds a bachelor’s degree in mining engineering from the University of Wisconsin.

Other Boards and Appointments

Mr. Radtke is a director of Kris Energy Ltd. and serves on the compensation and governance committees. He previously served as lead director of Sabine Oil & Gas Corporation, as chairman of the American Exploration and Production Council, as a director of Smith International, Inc. and as a director of Consolidated Natural Gas Company. Mr. Radtke is also non-executive chairman of Bazean Corporation, a private investment company.

Duane C. Radtke Director since 2010 Age 69 Committees: • Chair, Compensation • Reserves

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

Mary P. Ricciardello is a licensed Certified Public Accountant and a financial executive with over 30 years of experience in the energy industry. She brings to the Board her qualifications as a financial expert and her extensive experience in the energy industry and with respect to corporate finance and tax matters.

In 2002, Ms. Ricciardello retired after a 20-year career with Reliant Energy Inc., a leading independent power producer and marketer. She served in various financial management positions with the company, including Comptroller, Vice President and most recently Senior Vice President and Chief Accounting Officer.

Education

Ms. Ricciardello holds a bachelor’s degree in business administration from the University of South Dakota and a master’s degree in business administration with an emphasis in finance from the University of Houston.

In 2017 Ms. Ricciardello completed the NACD Cyber-Risk Oversight Program and earned the *CERT Certificate in Cybersecurity from Carnegie Mellon University

Other Boards and Appointments

Ms. Ricciardello is currently a director of Noble Corporation where she is the designated financial expert, serves as the audit committee chairperson and is a member of the nominating & governance committee. Ms. Ricciardello serves on the boards of the managing member and general partner of ENLC and ENLK, respectively, and on their audit committees. Devon owns a controlling interest in ENLC and ENLK. She also served on the board of the National Association of Corporate Directors (NACD) Tri-Cities Chapter and received the NACD designation “Board Leadership Fellow”. Ms. Ricciardello was previously a director of US Concrete and Midstates Petroleum Company. Ms. Ricciardello is also an editorial advisor for the Journal of Accountancy.

*CERT: A division at Carnegie Mellon University’s Software Engineering Institute.

Mary P. Ricciardello Director since 2007 Age 62 Committees: • Chair, Audit • Governance

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AGENDA ITEM 1.

ELECTION OF DIRECTORS (cont’d)

Experience and Qualifications

John Richels is an accomplished business leader with 40 years of experience in the oil and gas industry and legal profession. He served as the Company’s President from 2004 through 2010 and President and Chief Executive Officer from 2010 until his retirement in 2015. He was elected vice chairman in December 2014 and was elected as chairman of the Board in June 2016. Mr. Richels brings to the Board an extensive knowledge of the energy industry, including his experience with the Company’s assets and operations.

Mr. Richels joined Devon in 1998 when the Company acquired Northstar Energy Corporation, where he held the office of Executive Vice President and Chief Financial Officer. After the acquisition, he served as Senior Vice President of Devon and President and Chief Executive Officer of Devon’s Canadian subsidiary.

Prior to joining Northstar, Mr. Richels was Managing Partner, Chief Operating Partner and a member of the executive committee of the Canadian-based national law firm Bennett Jones. He joined Bennett Jones in 1978 practicing in the mergers and acquisitions, securities and corporate law areas, primarily in the oil and gas sector. During his legal career, Mr. Richels also served, on loan from Bennett Jones, as an officer of the XV Olympic Winter Games Organizing Committee in Calgary.

Education

Mr. Richels received a bachelor’s degree in economics from York University. He also received a law degree from the University of Windsor.

Other Boards and Appointments

Mr. Richels previously served as a director of TransCanada Corporation, BOK Financial Corporation and as chairman of the Boards of the managing member and general partner of ENLC and ENLK, respectively.

Mr. Richels is chairman of the board of directors of the E Foundation for Oklahoma and serves on the board of trustees of Oklahoma City University.

John Richels Director since 2007 Age 67 Chairman

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CORPORATE GOVERNANCE

Board of Directors’ Information

Our Board of Directors met eight times in 2017. All Directors attended at least 88% of the total meetings of the Board of Directors and the respective Committees on which they served.

The Board expects our Directors to be in attendance at our Annual Meetings of Stockholders. All Directors attended the 2017 Annual Meeting.

Copies of the following governance documents are available at www.devonenergy.com and in print to any stockholder upon request:

•	Certificate of Incorporation;

•	Bylaws;

•	Corporate Governance Guidelines;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO); and

•	Anti-Corruption Policy and Procedures.

Amendments to and waivers from any provision of the Code of Ethics for the CEO, CFO, and CAO will be posted on our website.

Our website also includes our Corporate Social Responsibility Report, information on our environmental, health and safety initiatives, and our recently established ESG Committee (defined on page 23).

Practices for Considering Diversity

The Charter of the Governance Committee provides that the committee shall periodically review the appropriate skills and characteristics of members of the Board of Directors in the context of the then-current composition of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); business and professional background; financial literacy and expertise; availability and commitment; independence; and other criteria that the Governance Committee or the full Board finds relevant. It is the practice of the Governance Committee to consider these factors when screening and evaluating candidates for nomination to the Board of Directors.

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CORPORATE GOVERNANCE (cont’d)

Committees

The Board of Directors has four standing Committees: Audit, Compensation, Governance and Reserves. The Charters for these Committees are available on the Company’s website, www.devonenergy.com. The following table shows each Committee’s current membership, function and the number of meetings each Committee held in 2017:

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Members Functions of Committee Number of Meetings in 2016 Audit Committee Mary P. Ricciardello 1,2 Barbara M. Baumann Robert H. Henry Michael M. Kanovsky Monitors the integrity of the Company’s financial statements and reporting system; 8 Oversees the Company’s compliance with legal and regulatory requirements; Appoints the independent auditors and monitors their qualifications and independence; Monitors the performance of the Company’s internal auditors and independent auditors; Reviews the Company’s financial risk exposure and the steps management has taken to monitor and control such exposure; and Monitors the business practices and ethical standards of the Company. Members Functions of Committee Number of Meetings in 2016 Compensation Committee Duane C. Radtke 1 John E. Bethancourt Robert A. Mosbacher, Jr. Reviews and approves the Company’s compensation philosophy and strategy; 6 Directs management to administer the annual compensation process in accordance with the stated compensation strategy of the Company and any requirements of the appropriate regulatory bodies; Reviews and approves the Company’s employee benefit and incentive programs; Annually reviews and determines total compensation for each management Director; Reviews and approves total compensation for the Company’s executive officers in consultation with the President and CEO; Reviews with the President and CEO and advises the Board with regard to executive officer succession planning; and Assesses and considers the independence of any advisor that provides advice to the Committee.

CORPORATE GOVERNANCE (cont’d)

[1]	Chairman

[2]	Audit Committee financial expert

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Members Functions of Committee Number of Meetings in 2016 Audit Committee Mary P. Ricciardello 1,2 Barbara M. Baumann Robert H. Henry Michael M. Kanovsky Monitors the integrity of the Company’s financial statements and reporting system; 8 Oversees the Company’s compliance with legal and regulatory requirements; Appoints the independent auditors and monitors their qualifications and independence; Monitors the performance of the Company’s internal auditors and independent auditors; Reviews the Company’s financial risk exposure and the steps management has taken to monitor and control such exposure; and Monitors the business practices and ethical standards of the Company. Members Functions of Committee Number of Meetings in 2016 Compensation Committee Duane C. Radtke 1 John E. Bethancourt Robert A. Mosbacher, Jr. Reviews and approves the Company’s compensation philosophy and strategy; 6 Directs management to administer the annual compensation process in accordance with the stated compensation strategy of the Company and any requirements of the appropriate regulatory bodies; Reviews and approves the Company’s employee benefit and incentive programs; Annually reviews and determines total compensation for each management Director; Reviews and approves total compensation for the Company’s executive officers in consultation with the President and CEO; Reviews with the President and CEO and advises the Board with regard to executive officer succession planning; and Assesses and considers the independence of any advisor that provides advice to the Committee.

CORPORATE GOVERNANCE (cont’d)

Director Independence

The Company’s Corporate Governance Guidelines provide that an independent director is a director who, as determined by the Board, meets the NYSE definition of independence. In making this determination, the Board considers transactions and relationships between each Director or any member of the Director’s immediate family and the Company, our subsidiaries and affiliates. The Board has affirmatively determined that each of the nominated Directors, with the exception of John Richels and David A. Hager, was or is an independent Director as defined by the standards for director independence established by applicable laws, rules, and listing standards, including, without limitation, the standards for independent directors established by the NYSE and the SEC, has or had no material relationship with us that would interfere with the exercise of independent judgment and, therefore, is or was independent under our Corporate Governance Guidelines and the standards established by the NYSE.

In evaluating the independence of Mr. Robert H. Henry, the Board considered the charitable contributions made by Devon to Oklahoma City University (OCU) in recent years. While these charitable contributions do not affect Mr. Henry’s independence status, disclosure of the contributions are provided herein. Consistent with the Company’s practice of making contributions to other major universities in Oklahoma, in 2015, 2016 and 2017, the Company made charitable contributions to OCU of $508,500, $55,000 and $8,000, respectively.

Leadership Structure

As stated in the Company’s Corporate Governance Guidelines, the Board reserves the right to determine, from time to time, how to configure the leadership of the Board and the Company in the way that best serves the Company. The Board specifically reserves the right to vest the responsibilities of Chairman of the Board and CEO in the same or in different individuals. The Board currently has no fixed policy with respect to combining or separating the positions of Chairman of the Board and CEO.

John Richels serves as Chairman of the Board. David A. Hager serves as President and CEO. The current structure fosters consensus building and tactical execution of a Board-approved vision and strategy at the top levels of the Company, which we believe promotes long-term stockholder value. The Board believes this structure is in the Company’s best interest at the present time; however, the Board may utilize a different structure in the future should circumstances change.

Lead Director

The Board has an independent Lead Director whose primary responsibility is to preside over the executive session of the Board meetings in which members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities. Robert A. Mosbacher, Jr. has served as Lead Director since June 2015. In 2017, Mr. Mosbacher, as Lead Director, presided over four executive sessions of the Board.

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CORPORATE GOVERNANCE (cont’d)

Board Involvement in Risk Oversight

The full Board has primary responsibility for risk oversight, with the Board’s standing committees supporting the Board by addressing the risks inherent in their respective areas of oversight. The Audit, Governance, Compensation and Reserves Committees have been delegated certain risk oversight responsibilities.

Stockholder Engagement

The Company has a long-standing practice of engagement with our stockholders throughout the year with respect to corporate governance topics and our executive compensation program. We value the dialogue and feedback received from this engagement and, as a result, have been responsive by making meaningful changes to our corporate governance practices and executive compensation program over the years.

Since Devon’s 2017 Annual Meeting of Stockholders, the Company has been engaged in dialogue with our stockholders on a number of environmental, social, and governance matters (ESG Matters). The Company recognizes that ESG Matters are important for Devon and Devon’s stakeholders. In order to provide support for the Company’s on-going efforts in this area, the Company formed an Environmental, Social, and Governance Steering Committee (the ESG Committee) in the fall of 2017.

Devon’s efforts have resulted in greater disclosure about the Company’s existing practices on ESG Matters and prompted new and renewed actions by Devon. One of those matters was a request for a report on the Company’s lobbying activity. In early 2018, the Company published a Political Activity and Lobbying Report that, among other things, provides a summary of the Devon’s spending on political action committees and federal and state lobbying as well as corporate political contributions.

Another area of stockholder engagement has been on environmental matters, including potential impact associated with climate change policies. The ESG Committee has formed several working groups, including a working group to evaluate Devon’s disclosure related to climate change. Devon has also participated in more surveys and questionnaires than in the past, which has resulted in more transparency and improved the accuracy of Devon’s information included in those materials. Devon has improved its performance on assessments with services like Sustainalytics and Disclosing the Facts, and in Institutional Shareholder Services’ inaugural Environmental and Social scoring system.

Director Contact Information

Any stockholder or other interested party may contact any of our Non-Management Directors, including the Lead Director or Non-Management Directors as a group, by:

•	U.S. mail to the Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

•	calling our Non-Management Directors access line at (866) 888-6179; or

•	sending an email to nonmanagement.directors@dvn.com.

A Management Director may be contacted by:

•	U.S. mail to Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102;

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CORPORATE GOVERNANCE (cont’d)

•	contacting the Office of the Corporate Secretary at (405) 235-3611; or

•	sending an email to CorporateSecretary@dvn.com.

All calls or correspondence are anonymous and kept confidential to the extent possible. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

Compensation Committee Interlocks and Insider Participation

During 2017, the Compensation Committee was comprised of three independent Directors with no interlocking relationships as defined by the SEC.

Related Party Transactions

The Company maintains a policy concerning “related person transactions” as defined by the SEC. Related persons include the Company’s directors and executive officers and their immediate family members and beneficial owners of more than five percent of the Company’s common stock.

The Board’s Audit Committee considers information about transactions involving related persons. If the transaction at issue involves a member of the Audit Committee, or a family member of a Committee member, then that member of the Committee would not participate in discussions. In the event the Committee concludes that a related person has a material interest in any Company transaction, the Committee then reviews the transaction to determine whether to approve or ratify it. Any transaction that meets the monetary threshold under the SEC rules and is determined to have a direct or indirect material benefit to a related party would be disclosed in accordance with SEC rules.

The son of Tony D. Vaughn, Chief Operating Officer, is employed by the Company as a Manager in Supply Chain. His total 2017 taxable compensation, including salary, bonus and any vesting of stock grants, was approximately $189,000. Mr. Vaughn’s son-in-law is also employed by the Company as an Energy Marketing Professional. His total 2017 taxable compensation, including salary, bonus and any vesting of stock grants, was approximately $120,000. The compensation for both Mr. Vaughn’s son and Mr. Vaughn’s son-in-law was commensurate with the compensation provided to similarly situated employees of the Company and was determined in accordance with the Company’s standard human resources policies and procedures. Mr. Vaughn was not involved in the evaluation of his son’s or his son-in-law’s performance or compensation.

The son of David A. Hager, President and Chief Executive Officer, is employed by the Company as an Evaluation and Planning Professional. His total 2017 taxable compensation, including salary, bonus and any vesting of stock grants, was approximately $126,000. This compensation was commensurate with the compensation provided to similarly situated employees of the Company and was determined in accordance with the Company’s standard human resources policies and procedures. Mr. Hager was not involved in the evaluation of his son’s performance or compensation.

Director Compensation for the Year Ended December 31, 2017

Under our Corporate Governance Guidelines, Non-Management Director compensation is determined annually by the Board of Directors acting upon the recommendation of the Governance Committee. Devon employees receive no additional compensation for serving as directors.

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CORPORATE GOVERNANCE (cont’d)

Annual Retainer and Meeting Fees

The annual retainers and meeting fees for Non-Management Directors in effect during 2017 remained the same as in 2016. The following is a schedule of those annual retainers and meeting fees:

Type of Fee	Amount
Annual Board Retainer	$70,000
Additional Annual Retainer to Chairman of Audit Committee	$25,000
Additional Annual Retainer to the Chairmen of Compensation, Governance and Reserves Committees	$15,000
Additional Annual Retainer for Lead Director	$25,000
Additional Annual Retainer to Audit Committee Members	$2,000
Fee for each Board or Committee Meeting attended in person	$2,000
Fee for each Board or Committee Meeting attended via telephone	$1,000

Each Non-Management Director is reimbursed for out-of-pocket expenses incurred while serving as a Director.

Equity Awards to Directors

The Board elects to compensate Directors in part through restricted stock awards (RSAs) in order to align the Directors’ and stockholders’ interests in the long-term performance of the Company. During 2017, Directors were granted RSAs having a value of $230,000 under our 2017 Long-Term Incentive Plan (the LTIP). Stock awards to Non-Management Directors are granted immediately following each Annual Meeting. These RSA shares will fully vest on the first anniversary of the date of grant subject to the Director’s continued service to the Company. Cash dividends will accrue on these shares of restricted stock until the shares vest, at which time the dividends will be paid.

Total Compensation for Non-Management Directors for 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation ($)	Total ($)
Barbara M. Baumann	105,000	230,015	—	—	335,015
John E. Bethancourt	106,000	230,015	—	—	336,015
Robert H. Henry	103,000	230,015	—	—	333,015
Michael M. Kanovsky	114,000	230,015	—	—	344,015
Robert A. Mosbacher, Jr.	143,000	230,015	—	—	373,015
Duane C. Radtke	113,000	230,015	—	—	343,015
Mary P. Ricciardello	127,000	230,015	—	—	357,015
John Richels	81,000	230,015	—	—	311,015

[1]

The dollar amounts reported in this column represent the grant date fair values of the stock awards made to all Non-Management Directors on June 9, 2017, computed in accordance with FASB ASC Topic 718. The assumptions used to value stock awards are discussed in Note 5 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2017. As of December 31, 2017, our

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CORPORATE GOVERNANCE (cont’d)

Non-Management Directors held the following unvested stock awards: Ms. Baumann – 7,060; Mr. Bethancourt – 7,060; Mr. Henry – 7,060; Mr. Kanovsky – 7,060; Mr. Mosbacher – 7,060; Mr. Radtke – 7,060; Ms. Ricciardello – 7,060; and Mr. Richels – 46,740.

[2]

No option awards were made to Non-Management Directors in 2017. As of December 31, 2017, our Non-Management Directors held the following outstanding and unexercised option awards: Mr. Henry – 9,000; Mr. Kanovsky – 9,000; Mr. Mosbacher – 9,000; Mr. Radtke – 9,000; Ms. Ricciardello – 9,000; and Mr. Richels – 332,275.

Changes to Director Compensation

The Board of Directors determined that the annual retainers and meeting fees would remain the same in 2018 as they were in 2017 with no changes.

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GOVERNANCE COMMITTEE REPORT

The Governance Committee is currently comprised of five independent Directors and operates under a written charter approved by the Board of Directors. The Governance Committee Charter may be viewed at www.devonenergy.com.

Corporate Governance

The Governance Committee plays a leadership role in shaping the Company’s corporate governance. It periodically reviews the Company’s corporate governance practices along with best practices followed by other companies to maintain a corporate governance framework for the Company that is effective and functional and that addresses the interests of the Company’s stakeholders. Highlights of our corporate governance framework are:

•	Annual Election of all Directors;

•	Majority Voting in Uncontested Elections;

•	Independent Lead Director;

•	Executive Sessions of Independent Directors;

•	Stockholder Right to Call a Special Meeting;

•	Proxy Access Right; and

•	Board Participation in Succession Planning.

Additional corporate governance standards that have been approved by the Board are reflected in the:

•	Corporate Governance Guidelines;

•	Charters for each of the Board’s Committees;

•	Code of Business Conduct and Ethics for all Directors, officers and employees; and

•	Code of Ethics for the CEO, CFO and CAO.

The standards reflected in these documents implement and strengthen the Company’s corporate governance practices. These documents and others related to corporate governance are available at www.devonenergy.com.

Board of Director Nominations

The Governance Committee is responsible for nominating qualified candidates to serve on the Board of Directors and reviewing their qualifications with the Board, taking into account the composition and skills of the entire Board and specifically ensuring a sufficient number of the members of the Board are financially literate.

The Board takes reasonable steps to ensure that a diverse group of qualified candidates are in the pool from which the nominees for the Board are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and make final director candidate recommendations to the Board. The Board considered the experience, qualifications, attributes and skills of each of the nominees for Director at the 2018 Annual Meeting. As identified in our Corporate Governance Guidelines, the basic qualifications that the Governance Committee looks for in a Director include such factors as:

•	integrity and accountability;

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GOVERNANCE COMMITTEE REPORT (cont’d)

•	informed judgment;

•	peer respect; and

•	high performance standards.

Following a Director’s election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting immediately following the 73rd birthday of a Director;

•

ownership of Devon common stock equal to five times the Director’s annual retainer to be reached by the end of a five-year period after their election along with a holding requirement for those who have yet to meet the ownership requirement;

•	a recommendation that a Director not serve on more than five public company boards in addition to serving on the Company’s Board;

•

a requirement that a nominee for Director in an uncontested election submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the nominee fails to receive a greater number of votes cast “for” such nominee’s election than the votes cast “withheld” in such nominee’s election. The Governance Committee will then consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign;

•	approval of the Governance Committee to serve as a director, officer or employee of a competitor of the Company; and

•

notification to the Chairman of the Board and Chairman of the Governance Committee upon the acceptance of a directorship of any other public, private or non-profit company or any assignment to the audit or compensation committees of the board of any public, private or non-profit company.

The Governance Committee considers nominees recommended by stockholders and gives appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit recommendations for director nominees for election at our 2019 Annual Meeting of Stockholders may do so by submitting such nominee’s name in writing, in compliance with the procedures required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102. Such a recommendation must be received between February 6, 2019 and March 8, 2019 in order to be considered a timely notice. The stockholder’s notice must contain, among other things:

•

all information that is required to be disclosed with respect to such person being nominated pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including such person’s written consent to being named in the Proxy Statement as a nominee and to serving as a Director, if elected;

•	the name and address of the stockholder giving the notice and the beneficial owner;

•	the class and number of shares of our stock that are owned beneficially and of record by the stockholder giving the notice and the beneficial owner;

•	whether and the extent to which any hedging or other similar transaction has been entered into by or on behalf of the stockholder or beneficial owner;

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GOVERNANCE COMMITTEE REPORT (cont’d)

•	a description of all arrangements or understandings between the stockholder giving the notice and any other person or persons (including their names) in connection with the nomination;

•	a representation that the stockholder intends to appear in person or by proxy at the 2019 Annual Meeting to bring such business before the meeting; and

•	an undertaking by the stockholder giving the notice to update the information required to be included in the notice.

With the Company’s fundamental corporate governance practices firmly in place and regularly evaluated, the Governance Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Governance Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees to enable the Company to maintain corporate governance best practices.

Robert A. Mosbacher Jr., Chairman

Barbara M. Baumann

John E. Bethancourt

Robert H. Henry

Mary P. Ricciardello

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AUDIT COMMITTEE REPORT

The Audit Committee is currently comprised of four independent Directors. The Board and the Audit Committee believe that the Audit Committee’s current membership satisfies the rules of the NYSE and the SEC that govern audit committee composition, including the requirement that audit committee members all be independent directors, as that term is defined under the listing standards of the NYSE, and the requirement that at least one member of the Audit Committee is a financial expert. Mary P. Ricciardello currently serves on the audit committees of more than three public companies. However, Devon owns a controlling interest in two of those companies, ENLC and ENLK, which are consolidated into the Company’s financial statements. Therefore, the Board has determined that Ms. Ricciardello’s service on these audit committees is beneficial to her service on the Company’s Audit Committee. For purposes of complying with the listing standards of the NYSE, the Board has determined that Ms. Ricciardello’s simultaneous service on the audit committees of more than three public companies does not impair her ability to effectively serve on the Company’s Audit Committee. The Audit Committee operates under a written charter approved by the Board of Directors. The Audit Committee Charter is available at www.devonenergy.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management its internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and the audited financial statements in the Annual Report. This review included a discussion of the quality and the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

In fulfilling its duties during 2017, the Audit Committee:

•

reviewed with the independent auditors their opinion on the conformity of the Company’s audited financial statements with U.S. generally accepted accounting principles and the effective operation of the Company’s internal controls over financial reporting;

•	reviewed with the independent auditors their judgment as to the quality and the acceptability of the Company’s accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 1301, Communications with Audit Committees;

•

discussed with the independent auditors the auditors’ independence, including the matters in the written disclosures and the letter received from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence;

•	discussed with the independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of the Company’s financial reporting.

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AUDIT COMMITTEE REPORT (cont’d)

Fees to Independent Auditor

Under the terms of its Charter, the Audit Committee has the responsibility to approve the fees paid to the independent auditors. For the years ended December 31, 2016 and December 31, 2017, the following fees were paid to KPMG LLP:

	2017		2016
Audit fees	$4,790,000	[1]	$3,086,000
Audit-related fees	260,000	[2]	267,000
Tax fees	51,000	[3]	61,000
All other fees	—		—
	$5,101,000		$3,414,000

[1]

Audit fees included services for the audits of the Company’s financial statements and the effective operation of its internal controls over financial reporting. As disclosed in Devon’s 2017 Annual Report on Form 10-K, in 2017 Devon changed its method of accounting for oil and gas exploration and development activities from the full cost method to the successful efforts method. This policy change required Devon to recast its financial statements using the successful efforts method for all periods since Devon’s inception and required KPMG LLP to report on the two recast years included in the three-year period ended December 31, 2017. Accordingly, the higher audit fees in 2017 relate to the additional audits associated with the accounting change and would not be applicable to 2018 and future years. KPMG LLP also serves as the independent auditors for EnLink Midstream, LLC and EnLink Midstream Partners, LP (collectively, “EnLink”). Fees for the audits of EnLink’s consolidated financial statements for 2017 were approximately $2.0 million, which are not included in the table above.

[2]

Audit-related fees consisted principally of fees for audits of financial statements of certain of the Company’s affiliates and subsidiaries. Audit-related fees for EnLink for 2017 were $0.2 million, which are not included in the table above.

[3]	Tax fees consisted of tax compliance and tax consulting fees.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

All of the 2017 and 2016 audit and non-audit services provided by KPMG LLP were pre-approved by the Audit Committee. The non-audit services that were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence, and the Audit Committee determined the auditors’ independence was not impaired.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 that has been filed with the SEC.

Mary P. Ricciardello, Chairperson

Barbara M. Baumann

Robert H. Henry

Michael M. Kanovsky

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RESERVES COMMITTEE REPORT

The Reserves Committee is currently comprised of three independent Directors and operates under a written charter approved by the Board of Directors. The Reserves Committee Charter is available at www.devonenergy.com. The Reserves Committee oversees, on behalf of the Board, the integrity of the Company’s oil, bitumen, natural gas and natural gas liquids reserves data. Management and our independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Reserves Committee reviewed with management the internal procedures relating to the disclosure of reserves in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties during 2017, the Reserves Committee:

•	approved Deloitte LLP and LaRoche Petroleum Consultants, Ltd. as the Company’s independent engineering consultants for the year ended December 31, 2017;

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•

met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern with respect to the evaluation of the reserves;

•

reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	reviewed the qualifications and independence of the independent engineering consultants prior to their appointment and throughout their engagement.

In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board, and the Board approved, that the reserves information be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 that has been filed with the SEC.

Michael M. Kanovsky, Chairman

John E. Bethancourt

Duane C. Radtke

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AGENDA ITEM 2.

APPROVE, IN AN ADVISORY VOTE, EXECUTIVE COMPENSATION

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement. At the 2017 Annual Meeting, you approved our proposal to provide you with this opportunity on an annual basis. This vote is not intended to address any specific item of compensation, but rather our overall compensation policies and practices relating to our named executive officers as disclosed in our Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and narrative disclosure. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the 2018 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2018 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2017 Summary Compensation Table and the other related tables and narrative disclosure.”

This vote, normally called a “say-on-pay” vote, is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board. The Board will, however, as it has in prior years, take into account the outcome of the vote when considering future compensation arrangements.

Our Board of Directors recommends that stockholders vote “FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

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NAMED EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

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NAMED EXECUTIVE COMPENSATION (cont’d)

Introduction

Purpose of Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) outlines Devon’s compensation philosophy and describes the material components of the Company’s executive compensation program for the “named executive officers.” This CD&A also summarizes decisions the Compensation Committee of the Board of Directors (the “Committee”) made under the program and the processes utilized and factors considered in making those decisions. In particular, this CD&A focuses on the decisions the Committee made during its January 2018 meetings at which the Committee evaluated the Company’s performance in 2017 as well as each executive officer’s performance for the year, including the performance of the business or organizational unit for which the officer was responsible. At the January 2018 meetings, the Committee considered prospective salary adjustments, cash bonuses for 2017 performance (“Bonus”) and long-term equity incentive awards (“LTI”). Additional information about the compensation of the named executive officers is provided in the 2017 Summary Compensation Table (the “SCT”) and other compensation tables that follow this CD&A. Pursuant to SEC rules, the outcome of the Committee’s January 2018 decisions on base salaries for 2018 and LTI will appear in next year’s SCT while the Bonus is shown in this year’s SCT and other applicable tables.

Named Executive Officers

The named executive officers for 2017 are the following individuals:

Executive	Position
David A. Hager	President and Chief Executive Officer
Jeffrey L. Ritenour	Executive Vice President and Chief Financial Officer
Tony D. Vaughn	Chief Operating Officer
Lyndon C. Taylor	Executive Vice President and General Counsel
R. Alan Marcum	Executive Vice President, Administration
Thomas L. Mitchell	Former Executive Vice President and Chief Financial Officer

Mr. Jeff Ritenour was appointed Executive Vice President and Chief Financial Officer in April 2017. Although Mr. Tom Mitchell left the Company in April 2017, SEC rules require Devon to include him as a named executive officer in this CD&A. The SCT and other tables that follow this CD&A reflect Mr. Mitchell’s compensation for 2017 prior to his departure and the severance package he received upon his departure. Mr. Mitchell was not part of the Committee’s year-end performance and pay decision-making processes. Therefore, minimal references are made to Mr. Mitchell in the CD&A.

Executive Summary

Company Performance and Pay Alignment

Devon was formed in 1971 and has been publicly held since 1988. Recently, the Company has successfully transitioned to a liquids-rich (oil and natural gas liquids), higher-margin, onshore North American production base and progressively improved its portfolio of assets. In 2017, the Company continued the optimization of its world-class operations in the STACK and Delaware Basin. These assets provide Devon with a sustainable, long-term growth platform that continues to improve in response to the Company’s successful drilling and completion programs.

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NAMED EXECUTIVE COMPENSATION (cont’d)

For 2018, the Committee has added two returns-based measures to the Company scorecard that will be used to determine cash bonuses for 2018 performance: cash return on capital employed and all-in rate of return. Cash return on capital employed is a financial statement return measure that compares operating cash flow to book equity and net debt. The Company believes that performance on cash return on capital employed correlates with total stockholder returns over the medium to long-term. All-in rate of return provides the Company data on its capital allocation decisions and subsequent value creation. It is an asset-driven measure that focuses on the multi-year well-head rate of return (inclusive of the overhead costs associated with the business) of Devon’s drilling program.

Devon believes setting challenging annual performance goals is key to continuous improvement in the returns it achieves on its assets and capital investments. As reflected in the Company’s performance scorecard for 2017 (see page 43), Devon met or exceeded most of its corporate goals, which resulted in a Company performance score of 115% of target.

The structure of the Company’s compensation program coupled with the Committee’s processes and decision-making ensure a strong tie between Company performance and executive pay. This is especially illustrated by the compensation outcomes for Devon’s executives over the last three years. The chart below, “Summary of President and CEO Pay,” spotlights the relationship between total stockholder return (which is measured by stock price changes and dividend payment value (“TSR”)) and the realizable pay of Devon’s CEO based on the pay the Committee has awarded to him. Additional comparative detail about the tie between Company performance and named executive officer pay may be found below in the sections titled “Snapshot Comparison of Compensation Decisions Made Following 2017 and 2016 Company Performance” and “Effect of Company Performance on President and CEO Realizable Pay” found on pages 48 and 49 respectively.

Summary of President and CEO Pay
Year	Total Stockholder Return for the Year	Salary Increase Awarded Following Year End	Bonus Awarded, % of Target, Following Year End	Long-Term Incentives Awarded, % of Target, Following Year End	Realizable Pay Relative to Target Measured at Year End[1]
2017	-8.8%	No salary increase	115%	100%	-14.4%
2016	+44.7%	No salary increase	130%	100%	+ 30.1%
2015	-46.6%	No salary increase	90%	67%	-41.8%

[1]

For additional detail on the percentages reflected in this column, see page 49 this proxy statement for 2017, page 49 of the 2017 proxy statement for 2016 and page 47 of the 2016 proxy statement for 2015, in each case in the section titled “Effect of Company Performance on President and CEO Realizable Pay.”

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NAMED EXECUTIVE COMPENSATION (cont’d)

2017 Company Performance Highlights

The commodity price challenges that have impacted the industry since the second half of 2014 continued during most of 2017. However, the actions and leadership of the executives during the year led to strong operational and financial results in the environment. The following performance highlights provide further context for the Committee’s considerations with respect to executive compensation for 2017:

Operational and financial achievements

•	The Company delivered the best well productivity in its history and continued a five-year improvement in Devon’s initial 90-day production rates;

•	Devon expanded the development of its position in Oklahoma’s Anadarko Basin STACK play and increased oil production by 38% and overall production by 15% as compared to the prior year, respectively;

•

Devon achieved its target for lease operating, gathering and transportation expenses, which included a $100 million, or 10%, improvement in lease operating expenses compared to 2016 due to technology-driven efficiency gains and property divestitures that offset an increase in transportation costs following the Access Pipeline divestiture in late 2016;

•

Devon secured advantageous prices for Devon’s production through its hedging program, which resulted in Devon selling oil, natural gas, natural gas liquids and Canadian heavy oil at higher prices than the Company would have realized without hedges in place; and

•	the Company continued to maintain a strong liquidity position, with cash and capacity under its senior credit facility totaling approximately $5.6 billion at year end.

Asset portfolio enhancements

•

Devon made significant company-wide additions to proved reserves, which was entirely due to reserves growth from its U.S. operations, where the Company replaced approximately 150% of its 2017 production; and

•	the Company enhanced its financial strength by completing approximately $415 million of its $1 billion asset divestiture program announced in 2017.

Total stockholder return

•	During 2017, Devon’s stock price reached a high of $49.45, which was approximately 8.3% above 2016’s year-end price, but recorded a TSR of -8.8% for the full year; and

•

while Devon’s full year TSR ranked 10th out of 15 when compared to the Company’s peer group (see section titled “Use of Peer Groups” on page 51 for additional information), the Company’s stock price surged relative to most peers during the second half of the year and produced a TSR ranked 4th highest of the 15 peers over that period.

Compensation Philosophy and Objectives

Devon is committed to delivering strong returns on its investments through a highly engaged culture focused on innovation, safety, operational excellence, environmental stewardship and social responsibility. The Company focuses its business on generating operating returns by managing a

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NAMED EXECUTIVE COMPENSATION (cont’d)

premier asset portfolio, delivering superior execution and exercising discipline in Devon’s capital allocation. Devon also maintains a strong commitment to financial strength and flexibility through all commodity price cycles, as reflected in the Company’s investment grade credit ratings.

This strategy requires a compensation philosophy that recognizes near-term operational and financial success as well as decision-making that supports long-term value creation. For these reasons, the Committee utilizes a range of measures in its compensation program and, when appropriate, adds new goals year-over-year to motivate and reward executives for improved performance over the contemplated time horizon. Overall, the value of an executive officer’s total compensation is weighted in favor of long-term incentives in order to focus the officer’s efforts on the long-term performance of the Company and to encourage the executive to remain at the Company.

The objectives of Devon’s compensation program are to:

•	motivate and reward executives to drive and achieve the Company’s goal of increasing stockholder value;

•	allocate incentives for the achievement of near-term and long-term objectives, without motivating executives to take excessive risk; and

•	attract and retain highly trained, experienced, and committed executives who have the skills, education, business acumen and background to lead a large and diversified oil and gas business.

The primary components of Devon’s executive compensation program consist of base salary, a Bonus and LTI. The Committee generally targets each component, as well as the aggregate of the components, at approximately the 50th percentile of the Company’s peer group. Individual compensation levels may vary from these targets based on performance, expertise, experience, or other factors unique to the individual’s role within the Company. The Committee also provides retirement and other benefits typical for Devon’s peer group.

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NAMED EXECUTIVE COMPENSATION (cont’d)

What Devon Does and Doesn’t Do

Good Compensation Governance Practiced by Devon

•  Award Performance-Based LTI—The Company awards half of NEO LTI in the form of performance share units tied to TSR. Target performance on performance share units requires TSR that exceeds the peer group median. The Company has not awarded stock options in several years.

•  Utilize a Quantitative Process for Bonuses—In determining Bonuses, the Committee assigns a score to the Company’s performance on goals set at the beginning of the year. The Committee then calculates a weighted score that determines the amount of any Bonuses. Each year, the Committee recalibrates the goals to align with performance outcomes that the Committee desires for the year.

•  Tie Realizable Pay Opportunities to Company Performance—The Committee regularly reviews the realizable pay of the President and CEO and other executive officers in light of Company performance. This has resulted in pay that generally tracks Company performance.

•  Require Executives to Hold Devon Stock—Board-adopted guidelines establish robust minimum stock ownership levels for the executive officers.

•  Provide for Clawback of Compensation—Pursuant to a Board-adopted policy, the Committee may claw back Bonuses and LTI if the Company restates its financial statements.

•  Interview Executives—On an annual basis, the Committee conducts in-depth, confidential, one-on-one interviews with each executive officer, which is a highly effective tool in the Committee’s oversight of the executive compensation program.

Controversial Compensation Governance Not Practiced by Devon

☒    Enter into Egregious Employment Agreements—The Company does not enter into contracts containing multi-year guarantees of salary increases or non-performance based bonuses or equity compensation.

☒   Provide Tax Gross-Ups—Employment agreements do not obligate the Company to make tax gross-up payments in the event of a change in control of the Company.

☒   Allow Excessive Severance Benefits and/or Liberal Change-in-Control Payments—Employment agreements do not require cash payments that exceed three times base salary plus target/average/last paid Bonus; do not contain liberal change-in-control definitions; and, do not provide severance payments without job loss (i.e., no “single trigger” cash severance or equity vesting with a change in control).

☒    Allow Risky Transactions in the Company’s Stock—Company policy prohibits the executives from engaging in short-term or speculative transactions or hedging or pledging Devon’s common stock.

☒    Reprice or Replace Underwater Options—The Company does not reprice or replace underwater stock options.

☒   Permit Abusive Perquisites Practices—Perquisites made available to the executives are limited.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Response to Stockholder Feedback

Devon conducts investor outreach throughout the year to ensure that management and the Board understand the compensation issues that matter to Devon’s stockholders. During 2017, the Company contacted each of its 25 largest stockholders and interacted with many other stockholders outside of that group. The Committee reviews the feedback resulting from these outreach efforts. Devon also considers the results of the most recent advisory vote on executive compensation by Devon’s stockholders (“say-on-pay vote”), which for 2017 reflected that approximately 95% of voting stockholders voted “for” Devon’s executive compensation in 2016.

The chart set forth below highlights compensation program changes made over the past few years, including Committee action in 2018. The Committee generally utilizes compensation metrics that the investor community considers most important in valuing the Company, which traditionally have included measures like relative TSR, production and reserves growth. However, the Company’s recent interactions with investors and a review of existing metrics in light of developments in pay practices have caused the Company to modify the metrics. Accordingly, although Devon’s say-on-pay vote showed significant support for Devon’s compensation practices, the Committee opted to adjust Devon’s compensation practices as described in the row below titled “2018 Proxy Statement.”

Source for Detail	Change in Compensation Practice
2018 Proxy Statement

•   The scorecard that will be used to determine Bonuses for 2018 performance will include operational and financial measures that reflect the return on Devon’s investments.

•   For 2018, “cash return on capital employed” and “all-in return on capital” metrics have been added to the scorecard, oil and gas reserves additions has been removed, and certain other measures have been removed or de-emphasized.

2017 Proxy Statement

•   The long-term incentive plan approved by stockholders at the Company’s 2017 annual meeting (the “2017 LTIP”) does not permit the payment of any dividends on restricted stock awards until the underlying shares vest.

•   The 2017 LTIP provides that shares will not vest in the case of a change in control unless a job loss follows or the acquiring company fails to assume outstanding grants (i.e., no “single trigger” equity vesting with a change in control).

2016 Proxy Statement	• No significant changes made.
2015 Proxy Statement

•   Since 2015, LTI grant agreements included change-in-control provisions that only permit vesting in the event a job loss follows the change in control or the acquiring company is not listed on a national securities exchange. This practice has now been memorialized in Devon’s long-term incentive plan (see references to the 2017 LTIP above).

•   Stock ownership guidelines for the Company’s President and CEO increased the holding requirement from five to six times salary.

•   Pursuant to stock ownership guidelines, executive officers are required to hold at least one-half of shares received from awards until minimum ownership levels are achieved.

2014 Proxy Statement

•   The Board, at the Committee’s recommendation, adopted a clawback policy.

•   The cumulative effect of a series of modifications to the Bonus process resulted in the CD&A incorporating additional details on the specific goals and weightings assigned to performance measures and the overall Bonus process.

•   Performance share units required Devon to achieve superior TSR relative to most peers in order to pay out at target.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Source for Detail	Change in Compensation Practice
2013 Proxy Statement

•   Pre-set Company performance measures used in determining Bonuses were assigned specific weightings.

•   All LTI awards were performance-based and delivered in the form of performance share units tied to TSR (50%) and performance restricted stock tied to a financial metric (50%), which was a practice the Committee maintained until 2018 (see page 46 for additional detail).

•   The Committee ceased awarding stock options. Accordingly, no stock options have been granted since the Committee’s December 2011 meetings.

Compensation Decisions for 2017

Overview of Pay Decisions

Because executive officers have the greatest influence over Devon’s results, a significant portion of their overall compensation consists of Bonuses and LTI awards that vary based on performance. This practice is consistent with norms in the oil and gas industry.

As illustrated below, compensation decisions made by the Committee during its January 2018 meetings resulted in awards heavily weighted toward TSR and achievement of other 2017 Company performance measures. Approximately 89% of the value of total direct compensation awarded to the President and CEO and an average of approximately 83% for the other named executive officers were delivered through performance bonuses and LTI aligned with TSR, dependent on 2017 performance, or both.

Each year, the Committee refers to the following factors in considering any compensation decisions for the named executive officers:

•	Company performance in relation to goals pre-approved by the Committee and the Board of Directors, including the Company’s TSR performance as compared to peers;

•	each named executive officer’s individual performance during the year, including the performance of the business or organizational unit for which the officer is responsible;

•	Devon’s compensation philosophy;

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NAMED EXECUTIVE COMPENSATION (cont’d)

•	confidential interviews individually conducted by the Committee with each executive officer;

•	input from the Compensation Consultant (see section titled “Role of Compensation Consultant” on page 51 for additional information);

•	the Committee’s own review of competitive market data; and

•	the President and CEO’s recommendations with respect to the compensation of the other named executive officers.

The Committee regularly reviews the above-listed factors when considering compensation decisions and from time to time changes or supplements its analysis with other factors.

Base Salary

Base salary typically represents a smaller portion of executive pay than compensation elements that vary year-to-year based on performance. Competitive salaries, however, are vital to ensuring that the Company attracts and retains executives who have a combination of business acumen, significant industry experience and longevity with the Company. In evaluating salary levels each year, the Committee generally considers the following factors:

•	the competitive position of the executive’s base salary compared to similarly situated executives at peer companies;

•	the scope of responsibility, experience and tenure of the executive and his potential to take on greater or different responsibilities; and

•	the Company’s cost structure.

Based on the foregoing considerations, the Committee determined in its January 2018 meetings that no salary increases were warranted with the exception of Messrs. Ritenour and Taylor. Mr. Ritenour received a 4.3% increase from his salary in effect at year-end 2017 in order to better align his salary with Devon’s market target for executives in similar positions at peer companies. The Committee determined that Mr. Lyndon Taylor warranted an increase of 4.0% over his salary in effect at year-end 2017 due to the recent assignment of additional responsibilities to him. In addition to his continuing responsibilities as General Counsel, Mr. Taylor now oversees Devon’s Public & Government Affairs, Corporate Communications and Community Relations groups. The limited salary increases conferred by the Committee in its January 2018 meetings follow similarly limited salary increases for the prior year. The following table reflects the year-over-year changes in base salaries for the named executive officers.

Executive	Annual Salary in Effect at 2017 Year End	2018 Annual Salary Rate [2]	% Change
David A. Hager	$1,275	$1,275	No change
Jeffrey L. Ritenour	$575	$600	4.3%
Tony D. Vaughn	$800	$800	No change
Lyndon C. Taylor	$625	$650	4.0%
R. Alan Marcum	$550	$550	No change

[1]	All dollar amounts in thousands.

[2]	The 2018 annual salary rate took effect February 2, 2018.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Please note that the SCT’s entries for “Salary” reflect the salaries received by the named executive officers during 2017. The footnotes that accompany this year’s SCT and the discussion of salaries in last year’s CD&A provide additional information on salaries in effect for 2017.

Annual Performance Cash Bonus

In awarding Bonuses, the Committee utilizes a formula that establishes a Bonus target for each named executive officer based on a percentage of his base salary. In establishing Bonus targets, the Committee considers industry benchmarks for the relevant officer position as well as the scope of responsibility associated with the position. For 2017, Bonus targets for named executive officers ranged from 80% to 135% of base salaries. The Committee established a bonus target of 90% for Mr. Ritenour at the time of his appointment to his current position in April 2017. The Committee increased the bonus target for Mr. Taylor from 80% to 90% in light of the new responsibilities he recently assumed. Aside from this change, no changes have been made to the Bonus targets reflected in Devon’s 2017 Proxy Statement.

Bonus payouts depend on the Company’s performance in relation to the structured and measurable goals approved by the Board at the beginning of the year and the individual executive’s contributions to achievement of those goals. The goals were selected because they are critical to the Company’s near-term performance, its prospects for sustainable growth in returns, and the creation of long-term value for the Company and its stockholders.

The table below provides detail on the Company’s performance on the goals set for 2017. As reflected in the table, the Committee assigns a separate weighting to each performance measure in order to reflect the relative importance of those areas for the year. The Committee aggregates the weighted performance score for each measure to arrive at an overall Company performance score. For operational and financial goals, the Committee generally views (i) a 30% or greater shortfall from a goal as the threshold at which a score of no more than 25% may be assigned for the goal, and (ii) a 30% or greater outperformance on a goal as maximizing performance such that a score of up to 200% could be assigned for the goal. Although the structure of the Bonus process relies on Company performance measures and the application of set formulas to arrive at Bonus amounts, the Committee maintains the authority to adjust the amount of an executive’s Bonus within the range of the Bonus pool (0% to 200% of target) based on individual contributions. However, the Committee made no such adjustments for 2017.

Measure	Goal	Outcome	Weight	Score	Weighted Score
Total Stockholder Return[1]	Top half of the peer group on a 1-year basis	1-year TSR ranked 10th out of 15 in relation to the peer group	15%	75%	11.25%
Lease Operating, Gathering and Transportation Expenses	$1.574 billion	$1.572 billion	15%	100%	15.00%
Oil and Gas Reserves Additions	137 million barrel of oil equivalent (“BOE”) added	200 million BOE added	15%	200%	30.00%
Total Capital Expenditures	$2.899 billion	$2.534 billion	15%	125%	18.75%
Oil and Gas Production	200 million BOE	198.9 million BOE	10%	75%	7.50%

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NAMED EXECUTIVE COMPENSATION (cont’d)

Measure	Goal	Outcome	Weight	Score	Weighted Score
Improve the Overall Value of Devon’s Risked Resource Portfolio	Improve overall value of Devon’s risked resource portfolio through exploration, appraisal, technical work, potential A&D and other new business	Evaluated > 20% of Devon’s sub-commercial resources to determine the quality of the resource; evaluated material additions to risked resources; progressed contingent resources of >70% of annual production to commerciality	10%	150%	15.00%
Environmental, Health and Safety[2]	Continuously improve in environmental, health, and safety performance	Met targets on vehicle SIF rate and % of spend on Devon’s safest contractors; missed target on lost spill rate	10%	50%	5.00%
Internal and External Stakeholder Alignment	Enhance internal leadership and technical capabilities; promote business environment	Launched new leadership development program and redesigned existing learning and development programs; enhanced engagement with community stakeholders	5%	100%	5.00%
Business Process Improvement	Focus on business process and continuous improvement strategies to increase efficiency and improve margins	Progress on supply chain value delivery; implementation of Devon field structure; progress on optimizing artificial lift solutions	5%	150%	7.50%

2017 Company Performance Score	115%

[1]	For TSR, the Company is ranked in relation to the 14 peer companies listed under “Use of Peer Groups” on page 51.

[2]

The Company’s “Environmental, Health and Safety” goals consisted of (i) employee SIF rate, (ii) contractor SIF rate, (iii) vehicle SIF rate, (iv) lost spill rate and (v) percent of overall contractor spending on Devon’s safest contractors. The “SIF” rate records serious incidents or fatalities.

The performance scorecard reflects that the Company generally posted positive results in the challenging commodity price environment of 2017. In particular, the Committee commended the Company’s performance on measures that assess whether the Company exercised financial discipline during the year, such as lease operating expenses and capital expenditures. The scorecard also

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NAMED EXECUTIVE COMPENSATION (cont’d)

reflects the strong exploration, appraisal, technical, and other work required to record significant oil and gas reserves additions. The Committee also noted the Company’s below-median performance on TSR compared to peers, and the Company’s mixed performance on environmental, health and safety measures.

The determination of a Company performance score supplements the Bonus eligibility approvals that the Committee made at the start of 2017 for purposes of establishing a tax-efficient Bonus pool under Section 162(m) of the Internal Revenue Code (the “Code”).1 For 2017, the Committee established a bonus pool that could provide Bonuses between zero and 200% of the aggregate target Bonus amount for executive officers. The Committee tied the funding of a Bonus pool to the same performance metric as applicable to the performance restricted stock awards that were made at the start of 2017. Specifically, the Company was required to attain cash flow before balance sheet changes of at least $700 million for 2017. The Company achieved above-target performance on the metric. Please refer to Appendix A for additional information about cash flow before balance sheet changes, which is a non-GAAP financial measure.

The following table outlines the calculations made for the Bonuses awarded for 20171:

Executive	2017 Salary[2]		Performance Bonus Target		Company Performance Score		Process Determined Bonus Amount
David A. Hager	$1,275		135%				$1,979
Jeffrey L. Ritenour	$575		90%				$595
Tony D. Vaughn	$800	X	100%	X	115%	=	$920
Lyndon C. Taylor	$625		90%				$647
R. Alan Marcum	$550		80%				$506

[1]	All dollar amounts in thousands.

[2]	Annual base salary rate in effect as of December 31, 2017.

Please note that the SCT’s entries for “Non-Equity Incentive Plan Compensation” in 2017 reflect the annual Bonuses listed under the column above titled “Process Determined Bonus Amount.”

Long-Term Incentives

A key element of Devon’s compensation program is to reward executive officers for long-term strategic accomplishments and enhancement of long-term stockholder value through equity-based incentives that vest over an extended period of time. LTI compensation plays an essential role in attracting and retaining executive officers and aligns their interests with the long-term interests of Devon’s stockholders.

At its January 2018 meetings, the Committee determined that the 2018 awards of LTI should generally continue the past practice of tracking a target at the 50th percentile compared to peers. In making this decision, the Committee took into account the Company’s strong operational and financial performance for the year, the Company’s progress on strategic objectives intended to increase returns on Devon’s investments, and each executive’s leadership in support of such performance.

[1]

As further discussed in the “Consideration of Tax Implications” section below, the federal tax legislation enacted in 2017 will impact the tax treatment of Devon’s compensation programs (including Bonuses).

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NAMED EXECUTIVE COMPENSATION (cont’d)

For Mr. Taylor, the Committee awarded aggregate LTI valued at $200,000 more than the prior year’s grants to recognize his recent assumption of the additional responsibilities detailed on page 42 of this Proxy Statement. The Committee awarded Mr. Ritenour LTI valued at $300,000 more than his aggregate awards in 2017. The SCT reflects (1) awards of PSU and restricted stock that were made to Mr. Ritenour in early 2017 prior to his promotion to Executive Vice President and Chief Financial Officer and (2) an award of performance restricted stock valued at $700,000 made by the Committee upon Mr. Ritenour’s promotion in April 2017.

The table below details the awards made to named executive officers. The SCT in next year’s proxy statement will reflect the value of these grants as “Stock Awards” for 2018.

LTI Granted in 20181

Executive	Item[2]	Restricted Stock	Target Performance Share Units[3]	Total
David A. Hager	Shares	118,782	118,782	237,564
	Value	$4,250	$4,250	$8,500
Jeffrey L. Ritenour	Shares	30,744	30,744	61,488
	Value	$1,100	$1,100	$2,200
Tony D. Vaughn	Shares	48,911	48,911	97,822
	Value	$1,750	$1,750	$3,500
Lyndon C. Taylor	Shares	34,936	34,936	69,872
	Value	$1,250	$1,250	$2,500
R. Alan Marcum	Shares	25,154	25,154	50,308
	Value	$900	$900	$1,800

1 Dollar values in thousands.

[2]

For each named executive officer, the Committee first determines the total value of LTI to be awarded then divides the total value equally between restricted stock and performance share units, rounding up to the next whole share if needed.

[3]

In accordance with applicable accounting requirements, Devon uses a different valuation method in the SCT (in this case, a “Monte Carlo” simulation) for performance share units than in this table. The Monte Carlo simulation for performance share units, when valued for purposes of inclusion in next year’s SCT as compensation for 2018, may require Devon to assign a higher or lower value per unit than the closing price of the Company’s stock as of the grant approval date.

At its January 2018 meetings, the Committee certified that the Company met the performance condition associated with the performance restricted stock granted in early 2017 and determined the payout for the performance share units (“PSU”) granted in the first quarter of 2015 that were subject to a three-year performance period. Please refer to the “Outstanding Equity Awards at Fiscal Year End” table below and corresponding footnotes for additional detail.

At the same meetings in January, the Committee made LTI grants for 2018. The Committee determined that the pursuit of strategic Company goals and creation of stockholder value would best be promoted by linking half the LTI awarded for the year to Company performance and half to long-term stock ownership thereby strengthening the alignment of interests of executives and stockholders. Accordingly, the two types of LTI granted to named executive officers were PSU and restricted stock awards (“RSA”), respectively. Because the tax efficiency previously offered under

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NAMED EXECUTIVE COMPENSATION (cont’d)

Section 162(m) of the Code is no longer available (see the “Consideration of Tax Implications” section below for additional information), the Committee decided not to grant any performance restricted stock in 2018.

The following table describes the purpose and structure of the LTI granted to the named executive officers at the Committee’s meetings in January 2018:

Type of LTI Award	Purpose	Additional Background and Detail
Performance Share Units (PSU)	Awards of PSU encourage executives to make decisions and take actions that promote mid-term stockholder return.

•   Executives may earn between 0% and 200% of the shares underlying the grant based on the Company’s TSR relative to companies in the peer group over a three-year performance period (January 1, 2018 through December 31, 2020).

•   Payout will be determined as of the end of the performance period based on actual TSR performance over the period. The grid below further details the relationship between relative performance and payout levels.

•   If the Company’s TSR outperforms that of its peers, executives may earn the targeted number of shares (100%) or more. If the Company’s TSR is at or below median as compared to peers, executives earn fewer shares than targeted with the potential for no payout.

Restricted Stock Awards (RSA)	Awards of RSA foster long-term stock ownership and strengthen alignment with shareholders.	• Ownership and alignment is promoted by a four-year vesting schedule that provides for only 25% of the shares underlying the RSA to vest on each anniversary of the grant date.

	The Company’s TSR against its peers[1]	Payout percent of shares underlying grant
	1-3	200%
	4	175%
	5	150%
	6	125%
	7	100%
	8 (median TSR performance)	90%
	9	80%
	10	70%
	11	60%
	12	50%
	13-15	0%

[1]	The Company and the peer companies listed under “Use of Peer Groups” on page 51 constitute the 15 companies whose TSR will be ranked from highest to lowest to determine share payout under PSU grants.

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Snapshot Comparison of Compensation Decisions Made Following 2017 and 2016 Company Performance

Pursuant to the Company’s 2017 performance and pay cycle, the Committee, at its January 2018 meetings, considered salary adjustments, Bonus awards for 2017 and LTI grants. In accordance with SEC guidance, the base salary and LTI grants approved at the meetings will appear in next year’s SCT as compensation for 2018, while the Bonuses will be reported in this year’s SCT as compensation for 2017.

The tables below illustrate the difference in compensation awarded by the Committee to the named executive officers in its January 2018 and 2017 meetings, respectively, in light of Company performance for the year preceding those Committee meetings.

Comparison of Total Direct Pay1

Aggregate NEO Total Direct Pay

Year[2]	One-Year Total Stockholder Return	Average % Change in Total Direct Pay from Prior Year[3]
2017	-8.8%	-4.3%
2016	+44.7%	+40.2%

Individual NEO Total Direct Pay

Executive	Year[2]	Base Salary Rate	Performance Cash Bonus[4]		Value of Annual LTI Grant[6]	Total Direct Pay Awarded	Change from Prior Year
			$	% of Target[5]
David A. Hager	2017	$1,275	$1,979	115%	$8,500	$11,754	-2.2%
	2016	$1,275	$2,238	130%	$8,500	$12,013	+41.5%
Jeffrey L. Ritenour[7]	2017	$600	$595	115%	$2,200	$3,395	-13.7%
Thomas L. Mitchell[7]	2016	$640	$793	130%	$2,500	$3,933	+46.1%
Tony D. Vaughn	2017	$800	$920	115%	$3,500	$5,220	-9.7%
	2016	$800	$1,480	200%	$3,500	$5,780	+70.8%
Lyndon C. Taylor	2017	$650	$647	115%	$2,500	$3,797	+6.2%
	2016	$625	$650	130%	$2,300	$3,575	+37.1%
R. Alan Marcum	2017	$550	$506	115%	$1,800	$2,856	-2.3%
	2016	$550	$572	130%	$1,800	$2,922	+36.2%

[1]	All dollar amounts shown in thousands.

[2]

References to “Year” are to the pay decisions made by the Committee following the applicable year and may not align with the amounts shown in the SCT for the respective years due to SEC rules for presentation of data in the SCT.

[3]

Averages shown are for the named executive officers in the position for the year. For 2017, this group consisted of Messrs. Hager, Ritenour, Vaughn, Taylor and Marcum. For 2016, this group consisted of Messrs. Hager, Mitchell, Taylor and Marcum.

[4]

Bonus targets are set as a percentage of base salary in effect as of year-end. Please refer to the section above titled “Annual Performance Cash Bonus” for additional information about the process for 2017.

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[5]	Bonus targets for the NEOs are as follows: Mr. Hager - 135%; Mr. Ritenour – 90%; Mr. Mitchell – 100%; Mr. Vaughn - 100%; Mr. Taylor – 90%; and, Mr. Marcum - 80%.

[6]	All amounts calculated using the face-value method (value divided by the closing price of the Company stock as of the grant effective date).

[7]

Mr. Ritenour was appointed Executive Vice President and Chief Financial Officer in April 2017. Mr. Mitchell, the former Executive Vice President and Chief Financial Officer, left the Company in April 2017.

Effect of Company Performance on President and CEO Realizable Pay

Changes in stock price and performance over the vesting or performance period of LTI cause the value ultimately received by the executive to differ from the target grant value. The measurement of realizable pay seeks to include such changes when comparing pay received, or trending to be received, to the target pay granted. The following chart demonstrates that the executive compensation program is meeting one of its key objectives, which is tying pay to Company TSR performance. The chart compares Mr. Dave Hager’s target pay at the time of compensation decisions for the applicable year to realizable pay as of December 31, 2017. The chart illustrates that strong relative and overall TSR performance—like that of 2016—drives realizable pay above targets while weak relative and overall TSR performance results in pay below target—such as that for 2015 and 2017.

President and CEO Realizable Pay1

[1]	All dollar amounts shown in thousands.

Explanatory notes to “President and CEO Realizable Pay” chart

Amounts shown for each “Target” column reflect (1) base salary paid during the year, (2) Bonus target for the year and (3) face value (shares multiplied by grant date fair market value) of the Performance Restricted Stock and Performance Share Units granted at the beginning of the year.

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Amounts shown for each “Realizable” column reflect (1) base salary paid during the year, (2) the Bonus awarded for the year through the Committee’s Bonus determination process and (3) the value of (a) the Performance Restricted Stock based on the closing price of Devon’s common stock as of 2017 year end and (b) the Performance Share Units based on a payout percentage for Devon’s position within the peer group for the relevant performance period up to December 31, 2017. Following year end, the Performance Share Units granted in 2015 paid out at 80% of target and the Performance Share Units granted in 2016 and 2017, respectively, were trending to pay out at 80% and 70% of target, respectively.

“% TSR Change” covers, (a) for the first column, the period from December 31, 2014 to December 31, 2017, (b) for the second column, the period from December 31, 2015 to December 31, 2017, and (c) for the third column, the period from December 31, 2016 to December 31, 2017.

“% Difference between Realizable and Target Pay” reflects the difference, expressed as a percentage of “Target,” between “Target” and “Realizable” pay as of December 31, 2017 for each respective column.

Compensation Process Background

The Committee is responsible for and directs the process of reviewing and determining compensation for the named executive officers. The Committee retains an external compensation consultant to provide assistance with the process. The role of the Committee and the compensation consultant, which includes the development of a peer group the Committee uses for benchmarking and comparing the executive officers’ compensation, is further described in the following sections.

Role of the Committee

The Committee establishes the Company’s executive compensation philosophy and administers the overall executive compensation program. The Committee operates under a written charter approved by the Board of Directors, a copy of which is available at the Company’s website, www.devonenergy.com.

Every year, the Committee conducts an individual, in-depth, confidential interview with each executive officer to discuss the officer’s analysis of the Company’s overall performance for the year, performance within the officer’s area of responsibility, and any issues or concerns the officer may have regarding the Company’s operations and results. The Committee believes this is a highly effective tool in the Committee’s oversight of the executive compensation process. In addition, the President and CEO discusses with the Committee his evaluation of each executive officer’s performance, development, and potential to take on greater or different responsibilities. The President and CEO also provides compensation recommendations to the Committee for all executive officers (other than himself).

The Committee considers the various factors described in this CD&A, including its interviews with executive officers and the President and CEO’s evaluations of each executive officer’s performance and, in a closed session without the President and CEO present, the Committee sets the President and CEO’s compensation. The Committee then determines whether to approve the compensation recommendations provided by the President and CEO for the other executive officers.

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Role of the Compensation Consultant

For 2017, the Committee retained Meridian Compensation Partners, LLC (the “Compensation Consultant”) as its external compensation consultant. The Compensation Consultant evaluated the competitiveness of the Company’s program and reviewed the executive compensation program design. The Committee has the final authority to hire and terminate the Compensation Consultant, and the Committee annually evaluates the performance of the Compensation Consultant.

In selecting its consultant, the Committee considers factors that could affect the consultant’s independence, including whether the consultant provides services to the Company other than under its engagement by the Committee, and the other factors set forth in the Committee’s charter. Based on this review, the Committee determined that the Compensation Consultant had no conflicts of interest.

Use of Peer Groups

To successfully compete for executive talent, the Committee, working with the Compensation Consultant, annually compares the compensation of the executive officers to the compensation of similarly situated executives at peer companies with business operations focused on the exploration and production of oil and gas. In establishing a peer group, the Committee primarily seeks companies with asset and market values similar to the Company. The Committee also considers enterprise values, calculated as common equity value plus net long-term debt and preferred stock, of the companies. The Committee believes these metrics are appropriate for determining peers because they provide a reasonable point of reference for comparing executives with similar positions and responsibilities. At the time the Committee approved the peer group for 2017, the Company was generally positioned between the 50th and 75th percentiles of the peer group on each of these metrics.

The approved peer group for 2017 consisted of the 14 companies listed below:

Anadarko Petroleum Corporation

Apache Corporation

Chesapeake Energy Corporation

Concho Resources Inc.

ConocoPhillips

Continental Resources, Inc.

EnCana Corporation

EOG Resources, Inc.

Hess Corporation

Marathon Oil Corporation

Murphy Oil Corporation

Noble Energy, Inc.

Occidental Petroleum Corporation

Pioneer Natural Resources Company

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NAMED EXECUTIVE COMPENSATION (cont’d)

The Committee’s peer group analysis consists of all components of total direct compensation, including base salary, annual bonus, and long-term equity incentives. The Compensation Consultant collected and summarized compensation data from the proxy statements of the peer group companies and the Compensation Consultant’s proprietary databases. At its January 2018 meetings, the Committee approved the same peer group for 2018 as the prior year.

Tally Sheet Review

Prior to making compensation decisions at its January meetings, the Committee annually reviews tally sheets for executive officers that include all elements of compensation, including potential payments under various termination scenarios. Tally sheets allow the Committee to evaluate compensation elements individually and collectively. Please refer to the tables that follow this CD&A for additional information.

Succession Planning

The Company has a robust succession-planning process to ensure the development of executive talent for the near- and long-term. The succession-planning process and the Company’s progress in developing potential successors to the executive officers are reviewed with the Committee and the Board on an annual basis. Mr. Ritenour’s appointment as Executive Vice President and Chief Financial Officer in 2017 reflects the success of the Company in developing a position-ready candidate for a key role with the Company.

Additional Benefits and Compensation Information

Retirement Benefits

Defined Benefit Plans

Based on their hire date with the Company, named executive officers may be eligible to participate in three defined benefit plans maintained by the Company. Devon’s qualified Defined Benefit Plan provides annual retirement income based on a formula that considers the executive’s final average compensation, Social Security benefits and years of credited service with the Company. Additionally, the same group of named executive officers may participate in either of two nonqualified defined benefit plans, the Supplemental Retirement Income Plan (SRIP) or Benefit Restoration Plan (BRP), that are not subject to certain limitations imposed by the IRS. Such nonqualified plans are typical in the industry.

Defined Contribution Plans

Named executive officers hired after Devon’s Defined Benefit Plan was closed to new participants in 2007 are eligible to participate in a qualified 401(k) Plan that provides for a Company match of up to 6% and a Company contribution of up to 16% of their compensation. In lieu of participating in the SRIP or BRP, named executive officers who are not eligible for the Defined Benefit Plan may participate in additional nonqualified defined contribution plans. Under the Supplemental Contribution Restoration Plans (SCRPs) and the Supplemental Executive Retirement Plan (DC SERP), the Company may make supplemental contributions that would otherwise be subject to limitations in the Code based on the compensation of the executives.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Nonqualified Deferred Compensation Plans

Devon maintains a nonqualified Deferred Compensation Plan that allows eligible employees to defer cash compensation beyond the limits placed on the 401(k) Plan by the Code and permits the Company to contribute a match to the extent that the match available under the qualified 401(k) Plan is limited.

For additional information on the plans and the value of accumulated benefits for the named executive officers under the various plans described in this “Retirement Benefits” section, please refer to the “Pension Benefits” section on page 62 and the “Nonqualified Deferred Compensation” section on page 66.

Other Benefits

The limited perquisites made available to Devon’s executives are listed in detail in the “All Other Compensation” table on page 57. Personal use of aircraft by executives on a limited basis is allowed as approved by the President and CEO. The Committee reviews the personal use of aircraft on an annual basis and has noted that the use has been minimal.

Post-Termination or Change-in-Control Benefits

Devon maintains employment agreements with each of the named executive officers. These agreements provide each named executive officer certain additional compensation if employment is involuntarily terminated other than for “cause” or if the named executive officer voluntarily terminates employment for “good reason,” as those terms are defined in the relevant agreements. Also, in these situations, the applicable named executive officer fully vests in any unvested LTI awards subject to certain covenants and agreements and pro ration as described below. The agreements also provide certain benefits in the event of a termination within a two-year period following a change in control.

The employment agreements do not include “gross-up” provisions that obligate the Company to pay an additional amount to the named executive officer if benefits under the employment agreement or any other Company arrangement are subject to the tax imposed on excess parachute payments by Section 4999 of the Code. The Company’s award agreements for LTI granted to the named executive officers provide that officers who meet certain years-of-service and age criteria are eligible to continue to vest as scheduled in outstanding awards following retirement subject to certain covenants and agreements.

For the LTI awards made in early 2018, employment terminations occurring prior to the first anniversary of the grant date may result in a pro-rata reduction in the number of shares underlying the award depending on the circumstances of the termination and a formula that considers the number of days from the grant date to the termination date.

Employment agreements and other arrangements with post-termination and change-in-control benefits are typical in the oil and gas industry and necessary in order to compete for executive talent. Please refer to the “Potential Payments Upon Termination or Change-in-Control” section beginning on page 68 for detail on amounts that could be payable under certain scenarios and additional information on the Company’s employment agreements.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Stock Ownership Guidelines

Ownership of Devon’s stock by the executives aligns their interests with the interests of Devon’s stockholders. Accordingly, the Board of Directors maintains stock ownership guidelines that require each executive officer who has served in such capacity for at least five years to own shares of common stock at least equal in value to a multiple of his base salary. The guidelines establish the following minimum ownership levels:

Officer Title	Share Ownership Expectation as Multiple of Base Salary
President and CEO	Six times base salary
Chief Operating Officer	Four times base salary
Executive Vice Presidents	Three times base salary

The guidelines require an executive officer who has served in such capacity less than five years to maintain ownership of at least one-half of the shares of Devon common stock received through equity-based awards from the Company (net of taxes) until the officer meets his ownership requirement.

As of March 31, 2018, the named executive officers then employed by the Company held stock in excess of the levels required in the guidelines. The executives have historically maintained share ownership levels well above the Company’s guidelines. For purposes of calculating share ownership levels, the Board includes (i) shares owned directly by the officer and his immediate family members who share the same household, (ii) shares owned beneficially by the officer and his immediate family members who share the same household, and (iii) unvested restricted stock for which any performance conditions have been met.

The Company also has a policy that prohibits Devon employees, officers and directors from trading in Devon securities on a short-term basis, entering short sales, and buying or selling puts, calls, or similar instruments. The policy also discourages Devon employees, officers and directors from placing standing or limit orders and prohibits executive officers and directors from pledging or hedging Devon stock, buying Devon stock on margin, or holding Devon stock in a margin account.

For additional detail on the stock owned by the named executive officers, please refer to the Security Ownership of Management table on page 79.

Compensation Program and Risk-Taking

The Company’s executive compensation program is designed to provide executive officers incentives for the achievement of near-term and long-term objectives, without motivating them to take unnecessary risk. As part of its review of the impact of the Company’s executive compensation programs on the Company’s risk profile and risk management, the Committee noted the following factors that discourage the Company’s executives from taking unnecessary or excessive risk:

•	the Company’s operating strategy and related compensation philosophy;

•	the effective balance of Devon’s compensation program between cash and equity, near-term and long-term focus, corporate and individual performance, and financial and non-financial performance;

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•	a multi-faceted approach to performance evaluation and compensation that does not reward an executive for engaging in risky behavior to achieve one objective to the detriment of other objectives; and

•	significant executive stock ownership pursuant to Devon’s stock ownership guidelines.

Based on this review, the Committee believes that the executive compensation programs do not encourage executives to take unnecessary or excessive risk.

Policy for Recovery of Compensation (Clawback Policy)

The Board has a policy concerning the recovery of bonuses, incentives and equity-based compensation awarded to executive officers under certain circumstances (the “Clawback Policy”). In the event of a restatement of the Company’s financial statements that leads to a revision of one or more performance measures on which a bonus or other incentive compensation was based, the Committee may require reimbursement or forfeiture of all or a portion of any bonus or incentive compensation subject to the Clawback Policy.

Consideration of Tax Implications

It is the Company’s policy to maximize the effectiveness of its compensation programs while also taking into consideration tax-efficiencies that may be available under the Code. The Committee made performance-based awards in 2017 that for federal income tax purposes preserved the potential deductibility of the compensation paid to certain executive officers notwithstanding limitations then in effect under the Code. The Tax Cuts and Jobs Act of 2017 eliminates the potential deductibility of compensation paid to certain executives in excess of $1 million annually, performance-based or otherwise, that was not contractually implemented under arrangements in effect as of November 2, 2017. The Committee took into account this change in deductibility when deciding to award one-half of the 2018 executive LTI with a performance metric and one-half with no performance metric.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the preceding Compensation Discussion and Analysis section with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement.

Duane C. Radtke, Chairperson

John. E. Bethancourt

Robert A. Mosbacher Jr.

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NAMED EXECUTIVE COMPENSATION (cont’d)

SUMMARY COMPENSATION TABLE

The following table and accompanying footnotes summarize the compensation earned, awarded, paid, or attributed to the named executive officers for the years indicated below. The named executive officers are the President and Chief Executive Officer, the Chief Financial Officer, the three other most highly compensated executive officers of the Company serving as of December 31, 2017, and the former Executive Vice President and Chief Financial Officer. This table should be read together with the Compensation Discussion and Analysis (see page 34), which includes information about Company performance for 2017, the Company’s compensation philosophy and objectives, the programs and plans that underlie executive officer compensation opportunities, and the Compensation Committee’s process for awarding compensation.

Name and Principal Position	Year	Salary ($)[1]	Bonus ($)	Stock Awards ($)[2]	Non-Equity Incentive Plan Compensation ($)[3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[4]	All Other Compensation ($)[5]	Total ($)
David A. Hager	2017	1,275,000	-	9,027,885	1,979,400	-	1,166,691	13,448,976
President and Chief Executive Officer	2016	1,275,000	-	4,319,289	2,237,625	-	939,444	8,771,358
	2015	1,107,692	-	6,402,788	1,549,000	-	817,414	9,876,894
Jeffrey L. Ritenour	2017	552,610	-	2,001,879	595,100	42,356	164,161	3,356,106
Executive Vice President and Chief Financial Officer

Tony D. Vaughn	2017	793,077	-	3,717,376	920,000	3,719,208	143,909	9,293,570
Chief Operating Officer	2016	735,192	-	1,524,479	1,480,000	2,306,986	87,654	6,134,311
	2015	732,500	-	2,850,228	644,000	372,345	113,841	4,712,914
Lyndon C. Taylor	2017	625,000	-	2,442,849	646,900	1,248,770	84,382	5,047,901
Executive Vice President and General Counsel	2016	625,000	-	1,168,777	650,000	809,168	69,402	3,322,347
	2015	645,192	-	2,621,844	450,000	332,909	87,003	4,136,948
R. Alan Marcum	2017	550,000	-	1,911,837	506,000	796,562	69,942	3,834,341
Executive Vice President, Administration	2016	550,000	-	914,687	572,000	268,506	63,124	2,368,317

Thomas L. Mitchell	2017	200,846	-	2,655,254	-	-	4,962,926	7,819,026
Former Executive Vice	2016	610,000	-	1,168,777	793,000	-	352,602	2,924,379
President and Chief Financial Officer[6]	2015	624,231	-	2,621,844	549,000	-	439,860	4,234,935

[1]

Mr. Hager’s annual base salary rate of $1,275,000 became effective upon his appointment as President and CEO in August 2015 and has not been subsequently changed. Mr. Ritenour’s annual base salary rate increased from $378,300 to $575,000 upon his appointment as EVP and CFO in April 2017. For 2017, Mr. Ritenour’s salary amount includes a one-time payout of $40,014 for paid time off pursuant to Company policy. As noted in the CD&A, the Compensation Committee increased Mr. Ritenour’s annual base salary rate to $600,000 at its January 2018 meetings. Mr. Vaughn’s annual base salary rate of $800,000 was set at the Compensation Committee’s January 2017 meetings and has not been subsequently changed. Mr. Alan Marcum’s annual base salary rate of $550,000 was set at the Compensation Committee’s January 2015 meetings and has not been subsequently changed. Also at its January 2015 meetings, the Compensation Committee set Mr. Taylor’s annual base salary rate of $625,000. The Compensation Committee subsequently increased Mr. Taylor’s annual base salary rate from $625,000 to $650,000 at its January 2018 meetings. Prior to his departure in April 2017, Mr. Mitchell’s annual base salary rate was $640,000. The Company’s bi-weekly pay schedule resulted in an extra pay check in 2015.

[2]

The dollar amounts reported in this column represent the aggregate grant date fair values of the stock awards determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used to value stock awards are discussed in Note 5 – Share-Based Compensation of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. For restricted stock and performance

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restricted stock, values are based on the closing price of the Company’s common stock on the grant date. In valuing the performance share unit awards, the Company used a Monte Carlo simulation. The grant date fair value of the performance share unit awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. If a maximum, rather than target, number of shares is used to determine the maximum award opportunity for the named executive officers for the 2017 performance share unit awards, the grant date value of the awards is as follows: Mr. Hager, $9,555,743; Mr. Ritenour, $1,403,749; Mr. Vaughn, $3,934,730; Mr. Taylor, $2,585,683; Mr. Marcum, $2,023,622; and Mr. Mitchell, $2,810,507. Please refer to the table below titled “Payments and Benefits Associated with Mr. Mitchell’s April 19, 2017 Employment Termination” for information about the treatment of Mr. Mitchell’s awards upon his termination. Additional information on stock awards may be found in the Grants of Plan-Based Award Table on page 58. Please also see page 45 for a description of stock awards granted in early 2018. No option awards have been granted to the named executive officers since 2011.

[3]	This column reflects performance cash bonuses awarded to the named executive officers.

[4]

The dollar amounts reported in this column reflect the aggregate change in the actuarial present value of each participating named executive officer’s accumulated benefits under the Company’s Defined Benefit Plan and the Supplemental Retirement Income Plan (SRIP) during the applicable year. The amounts shown for each year do not reflect payments made to the executives during the applicable year. None of the named executive officers received above market or preferential earnings on deferred compensation in any of the reported years. Messrs. Hager and Mitchell joined the Company after Devon’s Defined Benefit Plan was closed to new participants in 2007. At the time the plans closed to new participants, Mr. Ritenour elected to freeze his participation in these plans and instead participate in the Company’s enhanced defined contribution plan. Under the Defined Benefit Plan, Mr. Ritenour continues to earn years of credited service only.

[5]	Details for the amounts shown in this column for 2017 are reflected in the supplemental table immediately below.

[6]	Mr. Mitchell left the Company on April 19, 2017.

The following supplemental table shows the components of “All Other Compensation” for 2017 in the previous table.

Name	Group Term Life Insurance Premiums ($)	401(k) Plan Employer Match and Retirement Contribution ($)	Deferred Compensation Plan Employer Match ($)	Defined Contribution Restoration Plan and Supplemental Contribution Plan Employer Contribution ($)		Defined Contribution Supplemental Executive Retirement Plan Employer Contribution ($)	Personal Air Travel ($)[1]	Severance Benefits ($)[3]	Total ($)
David A. Hager	7,524	36,000	194,558	261,210	[2]	667,399	-	-	1,166,691
Jeffrey L. Ritenour	1,046	36,000	17,700	109,415	[2]	-	-	-	164,161
Tony D. Vaughn	7,524	16,200	120,185	-		-	-	-	143,909
Lyndon C. Taylor	4,902	16,200	60,300	-		-	2,980	-	84,382
R. Alan Marcum	2,622	16,200	51,120	-		-	-	-	69,942
Thomas L. Mitchell	1,576	29,700	20,017	57,908[2]		188,831	-	4,664,894	4,962,926

[1]

The aggregate incremental cost to the Company for personal use of the Company’s aircraft is calculated based on the Company’s average variable operating costs. Variable operating costs include fuel, engine reserves, maintenance, weather-monitoring, on-board catering, landing/ramp fees and other miscellaneous variable costs. The total annual variable costs are divided by the annual number of hours Devon’s aircraft flew to determine an average variable cost per hour. This average variable cost per hour is then multiplied by the hours flown for personal use to determine the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses. The Company does not reimburse executives for the personal tax liability attributable to personal air travel.

[2]

Mr. Hager joined the Company after the Defined Benefit Plan was closed to new participants. Instead, he is eligible for and receives enhanced employer retirement contributions to the 401(k) plan and certain non-qualified defined contribution

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arrangements. Until his departure in April 2017, Mr. Mitchell was eligible for and received the same benefits. As of December 31, 2007, Mr. Ritenour voluntarily elected to receive enhanced employer retirement contributions to the 401(k) plan and certain non-qualified defined contribution arrangements.

[3]

Mr. Mitchell’s employment was terminated effective April 19, 2017. All of the amounts reflected in the column were paid pursuant to Mr. Mitchell’s employment agreement with the Company. The amount is comprised of the following elements: lump-sum payment equivalent to three times his annual salary plus highest bonus paid during three years prior to employment termination, $4,395,000; lump-sum payment of Mr. Mitchell’s pro-rated bonus for 2017, $191,431; lump-sum payment equivalent to 18 months of the Company portion of COBRA insurance coverage, $31,440; the value of Company-provided post-termination health and life insurance, $37,022; and, the value of outplacement services, $10,000.

GRANTS OF PLAN-BASED AWARDS

The following 2017 Grants of Plan-Based Awards table sets forth information concerning performance cash bonuses, performance restricted stock and performance share units granted during 2017 for the named executive officers as described below. The long-term incentive awards reflected below are the only equity-based incentives granted to the named executive officers in the year.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David A. Hager	2/10/2017 2/10/2017 2/10/2017	[2] [3]	- - -	1,721,250 - -	3,442,500 - -	- - -	- 93,592 93,592	- 93,592 187,184		- 4,250,013 4,777,872
Jeffrey L. Ritenour[4]	2/10/2017 2/10/2017 2/10/2017 5/10/2017	[3] [5] [6]	- - - -	517,500 - - -	1,035,000 - - -	- - - -	- 13,213 - 18,163	- 26,426 - 18,163	13,213	- 701,875 600,002 700,002
Tony D. Vaughn	2/10/2017 2/10/2017 2/10/2017	[2] [3]	- - -	800,000 - -	1,600,000 - -	- - -	- 38,538 38,538	- 38,538 77,076		- 1,750,011 1,967,365
Lyndon C. Taylor	2/10/2017 2/10/2017 2/10/2017	[2] [3]	- - -	562,500 - -	1,125,000 - -	- - -	- 25,325 25,325	- 25,325 50,650		- 1,150,008 1,292,841
R. Alan Marcum	2/10/2017 2/10/2017 2/10/2017	[2] [3]	- - -	440,000 - -	880,000 - -	- - -	- 19,820 19,820	- 19,820 39,640		- 900,026 1,011,811
Thomas L. Mitchell	2/10/2017 2/10/2017 2/10/2017	[2] [3]	- - -	- - -	- - -	- - -	- 27,527 27,527	- 27,527 55,054		- 1,250,001 1,405,253

[1]

The amounts shown in the column reflect a range of possible payouts for the performance cash bonus awards made on the dates indicated. Performance related to these awards was certified by the Compensation Committee following the end of the year and amounts were paid shortly thereafter. The awards were earned and paid at 115% of target levels; actual payouts under these awards are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. Please refer to “Annual Performance Cash Bonus” on page 43 for more information about 2017 performance cash bonuses, including how the Compensation Committee establishes bonus targets and performance goals and engages in a scoring process to determine actual payouts.

[2]

The amounts shown in the rows reflect the possible payout for the performance restricted stock awards made on the dates indicated. All awards were made under the 2015 LTIP. The dollar amounts reported for the rows represent the aggregate

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NAMED EXECUTIVE COMPENSATION (cont’d)

grant date fair values of the performance restricted stock awards determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. As established at the time of grant, performance restricted stock for 2017 was only earned if the Company achieved cash flow before balance sheet changes of at least $700 million in 2017. Accrued dividends on the awards are not paid until the Committee certifies the attainment of the performance goal, and thereafter dividends will be paid on a current basis. In January 2018, the Committee determined that the goal had been achieved. As a result, 25% of the shares granted have vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[3]

The amounts shown in the rows reflect the range of possible payouts for the performance share unit awards made on the dates indicated. All awards were made under the 2015 LTIP. The dollar amounts reported for the rows represent the aggregate grant date fair values of the performance share unit awards determined pursuant to FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance share unit awards was determined based on the vesting at target of the units awarded, which is the performance the Company believed was probable on the grant date. For more information, please see the discussion of “Long-Term Incentives” starting on page 45 of this Proxy Statement. While that discussion specifically covers grants made in February 2018, the terms and conditions of those awards and the awards reflected in this table are substantially the same. Dividends on the awards are not paid until shares vest. As of December 31, 2017, the awards reflected in this table were trending at 70% of target payout.

[4]

The Company appointed Mr. Ritenour as its Executive Vice President and Chief Financial Officer in April 2017. The grants reflected for Mr. Ritenour in February 2017 – a performance cash bonus, a performance share unit award, and a restricted stock award, respectively – preceded his appointment and were made pursuant to processes in place for his position at the time (Senior Vice President and Treasurer). In connection with Mr. Ritenour’s promotion in April 2017, the Committee granted performance restricted stock with a grant effective date of May 10, 2017.

[5]

The amounts shown in the row reflect the value of the restricted stock award made on the date indicated. The value is calculated using the face-value method (the closing price of the Company stock as of the grant date multiplied by the number of shares granted). The award was made under the 2015 LTIP. 25% of the shares granted vest on the anniversary of the grant date and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[6]

The amounts shown in the row reflect the possible payout for the performance restricted stock award made on the date indicated. The award was made under the 2015 LTIP. The award is subject to the same metric, conditions and valuation methodology as discussed in footnote 2 above. Because the goal was achieved, 25% of the shares granted will vest on May 10, 2018, and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

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NAMED EXECUTIVE COMPENSATION (cont’d)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table shows the number of shares covered by exercisable options and unvested restricted stock, performance restricted stock and performance share awards held by the named executive officers as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
David A. Hager	56,150 43,550		73.43 65.10	12/01/2018 11/30/2019	8,525 16,750 15,665 110,562	[3] [4] [5] [6]	352,935 693,450 648,531 4,577,267	33,480 147,416 93,592 93,592	[7] [8] [9] [10]	1,386,072 6,103,022 3,874,709 3,874,709
Jeffrey L. Ritenour	2,000 20,190 18,075		64.43 73.43 65.10	03/30/2018 12/01/2018 11/30/2019	2,560 4,680 16,910 13,213	[11] [11] [11] [11]	105,984 193,752 700,074 547,018	9,340 22,546 18,163 13,213	[7] [8] [9] [10]	386,676 933,404 751,948 547,018
Tony D. Vaughn	25,500 24,050		73.43 65.10	12/01/2018 11/30/2019	4,905 9,740 39,023	[3] [4] [6]	203,067 403,236 1,615,552	19,460 52,030 38,538 38,538	[7] [8] [9] [10]	805,644 2,154,042 1,595,473 1,595,473
Lyndon C. Taylor	33,700 26,150		73.43 65.10	12/01/2018 11/30/2019	4,905 8,960 29,918	[3] [4] [6]	203,067 370,944 1,238,605	17,900 39,890 25,325 25,325	[7] [8] [9] [10]	741,060 1,651,446 1,048,455 1,048,455

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NAMED EXECUTIVE COMPENSATION (cont’d)

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)[2]	Equity Incentive Plan Awards:
								Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[2]
R. Alan Marcum	33,700 26,150		73.43 65.10	12/01/2018 11/30/2019	3,840 7,020 23,414	[3] [4] [6]	158,976 290,628 969,340	14,020 31,218 19,820 19,820	[7] [8] [9] [10]	580,428 1,292,425 820,548 820,548
Thomas L. Mitchell								17,900 39,890 27,527 27,527	[7] [8] [9] [10]	741,060 1,651,446 1,139,618 1,139,618

[1]	The column reflects options granted on March 31, 2010, December 2, 2010 and December 1, 2011. All option awards listed have an eight-year term.

[2]	Based on a stock price of $41.40, the closing price of Devon’s common stock on December 29, 2017, which was the last trading day of the year.

[3]

As established at the time of grant, performance restricted stock for 2014 was only earned if the Company achieved cash flow before balance sheet changes of at least $4 billion in 2014. In January 2015, the Committee determined that the goal had been achieved. As a result, 25% of the shares granted vested and 25% vested on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[4]

As established at the time of grant, performance restricted stock for 2015 was only earned if the Company achieved cash flow before balance sheet changes of at least $4 billion in 2015. In January 2016, the Committee determined that the goal had been achieved. As a result, 25% of the shares granted vested and 25% vested (or, with respect to tranches that have not vested, will vest in the future) on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[5]

In August 2015, Mr. Hager was granted a performance restricted stock award in connection with his appointment as President and Chief Executive Officer of the Company. This grant was only earned if the Company achieved the pre-set cash flow goal described in footnote 4 above. Because the goal was achieved, 25% of the shares granted vested and 25% vested (or, with respect to tranches that have not vested, will vest in the future) on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[6]

As established at the time of grant, performance restricted stock for 2016 was only earned if the Company achieved in 2016 either cash flow before balance sheet changes of at least $500 million or production of at least 175 million BOE. In January 2017, the Committee determined that each goal had been achieved. As a result, 25% of the shares granted vested and 25% vested (or, with respect to tranches that have not vested, will vest in the future) on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[7]

For performance share units granted in 2015, the number of shares listed is based on the target level of TSR performance for the Company as compared to a peer group for the three-year period from January 1, 2015 to December 31, 2017. In January 2018, the Committee determined that the Company’s TSR for the period ranked 9th out of 15 when compared to the peer group. Pursuant to the terms of the grant, which are further detailed in the grid set forth on page 43 of Devon’s 2015 proxy statement, the award paid out at 80% of target for each executive (other than Mr. Ritenour) and were released to the executive. Mr. Ritenour’s grant paid out at 85% of target. At the time of the award, Mr. Ritenour was not an executive officer. Accordingly, payout was set at the level for non-named executive officers in effect at the time.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[8]

For performance share units granted in 2016, the number of shares listed is based on target level of performance for the three-year period from January 1, 2016 to December 31, 2018. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 44 of Devon’s 2016 proxy statement.

[9]

As established at the time of grant, performance restricted stock for 2017 was only earned if the Company achieved cash flow before balance sheet changes of at least $700 million in 2017. In January 2018, the Committee determined that the goal had been achieved. As a result, 25% of the shares vested and 25% vested (or, with respect to tranches that have not vested, will vest in the future) on each of the 2nd, 3rd, and 4th anniversaries of the grant date.

[10]

For performance share units granted in 2017, the number of shares listed is based on target level of performance for the three-year period from January 1, 2017 to December 31, 2019. The actual number of shares paid out will be based on the Company’s relative TSR, as determined by the Committee following the period pursuant to the grid set forth on page 47 of Devon’s 2017 proxy statement.

[11]

The rows reflect restricted stock awards granted in 2014, 2015, 2016, and 2017 to Mr. Ritenour. With each grant, 25% of the shares vest on each anniversary of the grant date. Accordingly, portions of each grant have already vested. With respect to the remaining unvested shares reflected in the table, (i) the remaining unvested shares underlying the 2014 grant (i.e., the 4th tranche of the grant) vested on February 10, 2018, (ii) 25% of the shares underlying the 2015 grant vested on February 10, 2018 and the remaining 25% of the shares will vest on February 10, 2019 (i.e., the 3rd and 4th tranches of the grant, respectively), (iii) 25% of the shares underlying the 2016 grant vested on March 1, 2018 (i.e. the 2nd tranche of the grant) and the remaining shares will vest ratably on March 1, 2019 and March 1, 2020, respectively (i.e., the 3rd and 4th tranches of the grant, respectively), and (iv) 25% of the shares underlying the 2017 grant vested on February 10, 2018 (i.e. the 2nd tranche of the grant) and the remaining shares will vest ratably on February 10, 2019, February 10, 2020, and February 10, 2021 (i.e., the 2nd, 3rd and 4th tranches of the grant, respectively).

OPTION EXERCISES AND STOCK VESTED DURING 2017

The table below shows the number of shares of Devon’s common stock acquired during 2017 upon the vesting of stock awards granted to the named executive officers in previous years. During 2017, no stock options were exercised by named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)[1]
David A. Hager	95,666	4,208,540
Jeffrey L. Ritenour	24,844	1,123,770
Tony D. Vaughn	42,382	1,914,421
Lyndon C. Taylor	38,957	1,761,259
R. Alan Marcum	30,494	1,378,645
Thomas L. Mitchell	78,906	3,253,508

[1]

The dollar amounts shown in this column are determined by multiplying the number of shares of common stock acquired upon vesting by the per share market price of Devon’s common stock on the vesting date.

PENSION BENEFITS

Devon maintains the following defined benefit retirement plans:

•	a tax qualified defined benefit retirement plan and related trust for certain employees (Defined Benefit Plan);

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NAMED EXECUTIVE COMPENSATION (cont’d)

•	a nonqualified Benefit Restoration Plan (BRP) that provides benefits that would be provided under the Defined Benefit Plan except for:

–	limitations imposed by the Internal Revenue Code, and

–	the exclusion of nonqualified deferred compensation in the definition of compensation; and

•	a nonqualified Supplemental Retirement Income Plan (SRIP) for a small group of executives that provides benefits similar to those provided by the BRP plus certain additional benefits.

The following table shows the estimated present value, as of December 31, 2017, of accumulated retirement benefits as provided under the Defined Benefit Plan and the SRIP to the named executive officers. No named executive officers participate in the BRP. Please refer to the discussion under “Benefit Plans” below for additional details on Devon’s defined benefit plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)[1]	Payments During Last Fiscal Year ($)
David A. Hager[2]	Defined Benefit Plan SRIP	- -	- -	- -
Jeffrey L. Ritenour[3]	Defined Benefit Plan SRIP	7 7	202,360 55,075	- -
Tony D. Vaughn[4]	Defined Benefit Plan SRIP	20 20	2,467,438 8,942,307	- -
Lyndon C. Taylor[4,5]	Defined Benefit Plan SRIP	12 17	2,411,642 5,463,300	- -
R. Alan Marcum[4]	Defined Benefit Plan SRIP	23 23	1,739,986 3,762,605	- -
Thomas L. Mitchell[2]	Defined Benefit Plan SRIP	- -	- -	- -

[1]

The present value of each named executive officer’s accumulated benefits as of December 31, 2017 under the Defined Benefit Plan is calculated assuming 10% of participants would elect a single life annuity, 50% of participants would elect a lump sum and 40% would elect a 100% joint and survivor annuity. For the SRIP, the calculations assume that 25% of participants would elect a single life annuity and 75% would elect a 100% joint and survivor annuity. With each plan, the calculations assume that each named executive officer would begin receiving payments at normal retirement age (age 65) and would be vested in those payments. The present value is calculated using the RP-2014 mortality table with MP-2017 improvement scale, and a discount rate of 3.61% for the Defined Benefit Plan and 3.56% for the SRIP. No pre-retirement decrements were used in this calculation.

[2]

Messrs. Mitchell and Hager joined the Company after the Defined Benefit Plan was closed to new participants. As a result, they are not eligible for a benefit under any of Devon’s defined retirement benefit plans.

[3]

As of December 31, 2007, Mr. Ritenour voluntarily elected to freeze participation in the plans described in this table and instead participate in the Company’s enhanced defined contribution plan. Under these plans, Mr. Ritenour continues to earn credited years of service only.

[4]

Messrs. Vaughn and Taylor are eligible for early retirement under the Defined Benefit Plan and the SRIP. See the following “Defined Benefit Plan – Early Retirement” for a description of the eligibility requirements and benefits payable under Devon’s Defined Benefit Plan. Mr. Marcum is eligible for early retirement under the SRIP. See the following “Supplemental Retirement Income Plan” for a description of the eligibility requirements and benefits payable under Devon’s SRIP.

[5]

The value of Mr. Taylor’s SRIP benefits includes the effect of an additional service credit. As of December 31, 2017, the additional credited years of service increased the value of Mr. Taylor’s SRIP benefit by $2,304,058. On an infrequent basis, the Committee grants additional service and age credits under specific circumstances. The Committee granted the service credit in 2012 in recognition that Mr. Taylor joined Devon mid-career and would likely remain at the Company for the duration of his career. The service credit recognizes the value to the Company of his prior experience.

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NAMED EXECUTIVE COMPENSATION (cont’d)

BENEFIT PLANS

Defined Benefit Plan

The Defined Benefit Plan is a qualified defined benefit retirement plan that provides benefits based upon employment service with Devon. Employees hired before October 1, 2007, became eligible to participate in the Defined Benefit Plan when they earned one year of service and attained the age of 21 years. Employees who were hired after September 30, 2007, are not eligible to participate in the Defined Benefit Plan. Each eligible employee who retires is entitled to receive monthly retirement income based upon their final average compensation and years of credited service, and the retirement income is reduced by Social Security benefits payable to the employee. Alternatively, an eligible employee may elect a lump-sum payment at the time of retirement equivalent in amount to the present value of the calculated annuity stream. Final average compensation consists of the average of the highest three consecutive years’ compensation from salary and cash bonuses out of the last 10 years. The definition of compensation under the Defined Benefit Plan is the same as the definition under the SRIP and BRP, except that under the Defined Benefit Plan, nonqualified deferred compensation is excluded and the amount of compensation and pension benefits is limited by the Internal Revenue Code.

Contributions by employees are neither required nor permitted under the Defined Benefit Plan. Benefits are computed based on straight-life annuity amounts. Benefits under the Defined Benefit Plan are limited for certain highly compensated employees, including the named executive officers, in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Internal Revenue Code.

Normal Retirement

Employees, including certain of the named executive officers as described above, are eligible for normal retirement benefits under the Defined Benefit Plan upon reaching age 65. Normal retirement benefits for the employees participating in the Defined Benefit Plan are equal to 65% of the participant’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his or her credited years of service (up to a maximum of 25 years) and the denominator of which is 25.

Early Retirement

Employees, including certain of the named executive officers as described above, are eligible for early retirement benefits under the Defined Benefit Plan after (i) attaining age 55, and (ii) earning at least 10 years of credited service. Early retirement benefits are equal to a percentage of the normal retirement income the participant would otherwise be entitled to if he or she had commenced benefits at age 65 depending on the participant’s age when he or she elects to begin receiving benefits. If an eligible participant commences benefits at age 55, he or she will receive 60% of the benefits he or she would have received had benefits commenced at age 65. The percentage increases by 5% for each year above age 55 (up to age 60) and 3% above age 60 (up to age 65) that an eligible participant delays the commencement of benefits.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Deferred Vested Pension

Participants in the Defined Benefit Plan are fully vested in their accrued benefits after five years of service. If the participant’s employment is terminated after attaining five years of service but before eligibility for early retirement, the participant is entitled to a deferred vested pension based on his or her accrued benefit on the date of termination. An unreduced deferred vested pension is payable at age 65. Alternatively, the participant may elect to receive a reduced benefit as early as age 55. The benefit payable prior to age 65 is a percentage of his or her normal retirement benefit based on his or her age at the time the benefit begins, as shown in the table below:

Age at Election to Receive Deferred Vested Pension	Percentage of Normal Retirement Income
65	100.00%
64	90.35%
63	81.88%
62	74.40%
61	67.79%
60	61.91%
59	56.68%
58	52.00%
57	47.80%
56	44.03%
55	40.63%

If a participant is:

•	involuntarily terminated for any reason other than death or “cause,” is between the ages of 50 and 55, and has at least 10 years of credited service, or

•	involuntarily terminated for any reason other than “cause” within two years following a change in control and has at least 10 years of credited service regardless of the participant’s age,

then the participant may elect to have his or her benefits under the Defined Benefit Plan paid at any time on or after the age of 55 subject to the same percentage reduction in benefits as discussed in “Early Retirement” above.

Benefit Restoration Plan

The BRP is a nonqualified defined-benefit retirement plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because (i) their benefits under the Defined Benefit Plan are limited because of certain requirements of ERISA and the Internal Revenue Code or (ii) their final average compensation is reduced as a result of contributions into Devon’s Deferred Compensation Plan. Benefits under the BRP are equal to 65% of the executive’s final average compensation less any benefits due to the executive under Social Security, multiplied by a fraction, the numerator of which is his or her years of credited service (not to exceed 25) and the denominator of which is 25. The BRP benefit is reduced by the benefit that is otherwise payable under the Defined Benefit Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the BRP. As

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NAMED EXECUTIVE COMPENSATION (cont’d)

noted below in the discussion of the SRIP, an executive will only receive benefits under the BRP if his or her benefits under the SRIP have been forfeited due to a termination for “cause.” The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the BRP. Participants become vested in retirement benefits under the BRP at the same time as the participant becomes vested for retirement benefits under the Defined Benefit Plan.

Supplemental Retirement Income Plan

The SRIP is another nonqualified defined benefit retirement plan for a small group of key executives, the purpose of which is to provide additional retirement benefits for those executives. An employee must be selected by the Compensation Committee in order to be eligible for participation in the SRIP. Participants in the SRIP become vested in the SRIP benefits after five years of service. If the executive is terminated for “cause”, as that term is defined in the executive’s employment agreement, then all benefits under the SRIP are forfeited and the executive would receive benefits under the BRP. If the executive receives benefits under the SRIP, the executive is not eligible for benefits under the BRP.

The SRIP provides for retirement income equal to 65% of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is the executive’s credited years of service (not to exceed 20) and the denominator of which is 20. The SRIP benefit is also reduced by the full benefits otherwise accrued under the Defined Benefit Plan.

The same early retirement reduction factors that apply under the Defined Benefit Plan are applicable under the SRIP. Early retirement benefits are payable under the SRIP after attaining age 55 and earning at least 10 years of service or, if earlier, 20 years of service regardless of age. The early retirement benefit prior to age 55 is the actuarial equivalent of the age 55 early retirement benefit. In the event that a named executive officer is terminated without “cause” or terminates employment for “good reason”, as those terms are defined in Devon’s employment agreements with the named executive officers, then the executive will be 100% vested in the accrued SRIP benefit. If a change in control event occurs, the executive will be 100% vested and the benefit will be an amount equal to the normal retirement annuity payable immediately, unreduced for early commencement, in a lump sum. Otherwise, the benefit will be paid monthly, pursuant to the annuity option selected by the executive. Additionally, the SRIP provides that if the executive is terminated without “cause” or terminates employment for “good reason” within 24 months of a change in control event, the executive will be entitled to an additional three years of service credit and age in determining benefits.

401(k) Plan

The 401(k) Plan is a qualified defined contribution plan that provides for a Company-matching contribution of up to 6% of compensation. For employees who are not accruing benefits in the Defined Benefit Plan, supplemental contributions are made by the Company based on years of benefit service as a percentage of compensation.

Nonqualified Deferred Compensation Plan

The Nonqualified Deferred Compensation Plan is designed to allow each participating employee, including the named executive officers, to contribute up to 50% of his or her base salary and up to 100% of his or her bonus and receive a Company match beyond the contribution limits prescribed by the IRS with regard to Devon’s 401(k) Plan. The Nonqualified Deferred Compensation Plan provides executives a tax-effective means to defer a portion of their cash compensation at a minimal cost to the Company.

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NAMED EXECUTIVE COMPENSATION (cont’d)

NONQUALIFIED DEFERRED COMPENSATION

The following table shows the contributions, earnings, distributions and balances for 2017 under Devon’s nonqualified deferred compensation plan, supplemental contribution restoration plans and supplemental executive retirement plans, to the extent the respective named executive officer participates in such plans. Additional information about the supplemental contribution restoration plans and supplemental executive retirement plan is provided following the table.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Company Contributions for Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Distributions in Last Fiscal Year ($)[4]	Aggregate Balance at Last Fiscal Year End ($)[5]
David A. Hager Deferred Compensation Plan	478,762	194,558	760,562	-	4,827,370
Supplemental Contribution Restoration Plans (SCRPs)	-	261,210	171,066	-	1,491,763
Supplemental Executive Retirement Plan (DC SERP)	-	667,399	437,078	-	3,621,199
Jeffrey L. Ritenour Deferred Compensation Plan	17,700	17,700	41,376	-	282,411
Supplemental Contribution Restoration Plans (SCRPs)	-	109,415	88,519	-	632,402
Tony D. Vaughn Deferred Compensation Plan	136,385	120,185	331,924	(193,660)	1,398,088
Lyndon C. Taylor Deferred Compensation Plan	76,500	60,300	464,041	-	2,748,738
R. Alan Marcum Deferred Compensation Plan	67,320	51,120	598,541	-	3,420,115
Thomas L. Mitchell
Deferred Compensation Plan	27,807	20,017	19,585	(183,019)	-
Supplemental Contribution
Restoration Plans (SCRPs)	-	57,908	27,120	(202,676)	-
Supplemental Executive Retirement Plan (DC SERP)	-	188,831	88,434	(869,237)	-

[1]	The amounts in this column are already included in, and are not in addition to, the amounts in the “Salary” or “Bonus” columns in the Summary Compensation Table on page 56.

[2]

The amounts in this column are already included in, and are not in addition to, the amounts in the in the “All Other Compensation” column of the Summary Compensation Table on page 56. Company contributions are made in arrears during the first month following the fiscal quarter during which the contributions were earned. Company contributions earned by the named executive officers during 2017 were deposited in April, July and October 2017 and January 2018.

[3]

Earnings reflect the returns produced by the investments selected by the applicable named executive officer. The investment options available to the named executive offices are a sub-set of the investment options available under the Company’s 401(k) Plan. As of December 31, 2017, investment options consisted of the following (returns for 2017 noted in parentheses): PIMCO Stable Income – Class 1 (1.81%); Neuberger Berman High Income Bond – Institutional Class (5.46%); Vanguard Prime Money Market (0.81%); Global Low Volatility Fund (18.38%); Large Cap Value Fund (18.03%); Large Cap

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NAMED EXECUTIVE COMPENSATION (cont’d)

Growth Fund (31.41%); Small/Mid Cap Value Fund (5.90%); Small/Mid Cap Growth Fund (29.30%); US Equity Index Fund (21.04%); International Equity Index Fund (28.07%); PIMCO All Asset All Authority (12.04%); American Funds EuroPacific Growth – R6 Shares (31.17%); TCW Core Fixed Income - (3.23%). The Company does not guarantee a level of investment return.

[4]	In-service distributions (if any) are made in accordance with the elections made by the named executive officer at the time of enrollment in the plan.

[5]

For the referenced plans, the Aggregate Balance reflects the changes in the plan balance for the named executive officers due to contributions (executive and Company), earnings, and distributions. The amounts previously reported in the Summary Compensation Table as compensation to the named executive officers are as follows: Mr. Hager - $3,970,952; Mr. Mitchell - $826,167; Mr. Vaughn - $267,644; Mr. Taylor - $225,472; Mr. Marcum - $40,860.

Supplemental Contribution Restoration Plans

The Supplemental Contribution Restoration Plans (SCRPs) are two nonqualified supplemental defined contribution plans. The purpose of the SCRPs is to ensure that participants in the 401(k) Plan who are eligible to receive the supplemental contribution receive the full supplemental contribution despite the limitations imposed by the Internal Revenue Code. A contribution will be made by the Company in an amount equal to the difference between the supplemental contribution that the Company would have contributed under the 401(k) Plan in the absence of the Internal Revenue Code limitations and the actual amount contributed.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (DC SERP) is a nonqualified supplemental executive retirement plan that provides benefits in lieu of the SRIP to a small group of key executives who are not eligible to participate in the Defined Benefit Plan or the SRIP. Under the DC SERP, an executive is eligible to receive an annual contribution of a specified percentage of compensation. This contribution will be offset by supplemental contributions to the 401(k) Plan and contributions to the SCRPs. An employee must be selected by the Compensation Committee in order to be eligible for participation in the DC SERP. A participant in the DC SERP becomes 50% vested after five years of service and vests at the rate of 10% for each of the following five years. At age 62, a participant will be 100% vested with five years of participation. In the event of a change in control or a named executive officer is terminated without “cause” or terminates his or her employment for “good reason,” as those terms are defined in Devon’s employment agreements with the named executive officers, then the executive will be 100% vested in his or her DC SERP account. Additionally, the DC SERP provides that if the executive is terminated without “cause” or terminates his or her employment for “good reason” within 24 months following a change in control event, the executive will be entitled to an additional three years of contributions. For those additional three years of contribution, no contributions under the 401(k) Plan or the SCRPs will exist to apply as an offset because the executive will have terminated employment. A participant will be 100% vested in the event of death or disability. Payment of DC SERP accounts will be in the form of a lump sum payment.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Devon will be obligated to make certain payments to the named executive officers or potentially accelerate the vesting of their equity awards and retirement benefits upon termination of their employment or upon a change in control of the Company pursuant to the following plans or agreements:

•	employment agreements entered into with each of the named executive officers;

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•	the Defined Benefit Plan;

•	the 401(k) Plan;

•	the BRP, the SRIP, the SCRPs or the DC SERP, depending on the circumstances of the executive officer’s termination;

•	the 2009 Long-Term Incentive Plan, as amended and restated (the “2009 LTIP”);

•	the 2015 LTIP; and

•	the 2017 Long-Term Incentive Plan (the “2017 LTIP”; the 2009 LTIP, 2015 LTIP and 2017 LTIP may be referred to collectively as the “LTIPs”).

Please refer to the discussion in the sections immediately above for information about Devon’s Defined Benefit Plan, 401(k) Plan, the BRP, the SRIP, the SCRPs and the DC SERP.

Employment agreements with Devon’s named executive officers provide the following rights to compensation in the event of employment termination:

Accrued Payments Upon Termination of Employment

Upon termination under the employment agreements, the named executive officer is entitled to receive the accrued amounts earned during his term of employment, including: (i) any earned but unpaid salary through the date of termination; (ii) any accrued but unused vacation pay; (iii) the annual bonus amount only if the named executive officer has been employed the entire year upon which such annual bonus is based; and (iv) amounts he is otherwise entitled to under Devon’s employee benefit plans (together, the “Accrued Amounts”).

Rights Upon Termination for Death or Disability

In addition to the Accrued Amounts, if the named executive officer’s employment terminates by reason of death or disability, the named executive officer is entitled to receive a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period), payable at the same time it is payable to other participants in the bonus plan.

Rights Upon Termination Without Cause and Constructive Discharge

If the named executive officer’s employment is involuntarily terminated other than for “cause” or the named executive officer terminates for “good reason,” as those terms are defined in the employment agreements, then in addition to the Accrued Amounts, the named executive officer is entitled to the following:

•	a lump sum cash payment equal to three times the aggregate annual compensation of the named executive officer. “Aggregate annual compensation” is equal to the sum of:

–	the named executive officer’s annual base salary, and

–	an amount equal to the largest annual bonus paid or payable to the named executive officer for the three consecutive calendar years prior to the date the named executive officer’s termination occurs;

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•	payment of a pro rata share of any bonus for the performance period in which the day of termination occurs (based on the number of days worked in the performance period);

•	the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the named executive officer were a Devon employee for 18 months following termination;

•	payment of an amount equal to 18 times the monthly COBRA premium; and

•

payment of a reasonable amount for outplacement services commensurate with the named executive officer’s title and position with the Company and other executives similarly situated in other companies in Devon’s peer group.

Termination Following a Change in Control

Under the employment agreements, if within 24 months following a “change in control” of the Company, the named executive officer:

•	is terminated without “cause” by Devon; or

•	terminates his employment with Devon for “good reason,” as each of those terms are defined in the employment agreements;

then, in addition to the Accrued Amounts and “Rights Upon Termination Without Cause and Constructive Discharge,” three years of service and age shall be added to the named executive officer’s actual years of service and actual age when determining the named executive officer’s entitlement under our Retiree Medical Benefit Coverage. The credit of additional years of age should not be construed to reduce or eliminate the executive’s right to coverage under the medical plan.

“Change in control” is defined as the date on which one of the following occurs:

•	an entity or group acquires 30% or more of Devon’s outstanding voting securities;

•	the incumbent Board ceases to constitute at least a majority of Devon’s Board; or

•	a merger, reorganization or consolidation is consummated, after stockholder approval, unless

–	substantially all of the stockholders prior to the transaction continue to own more than 50% of the voting power after the transaction;

–	no person owns 30% or more of the combined voting securities; and

–	the incumbent Board constitutes at least a majority of the Board after the transaction.

Payment Conditions

The employment agreements require a named executive officer to execute a waiver agreement as a condition to receipt of the payments described in “Rights Upon Termination Without Cause and Constructive Discharge” and “Termination Following a Change in Control” above. By executing the waiver, the named executive officer effectively releases Devon from any waivable claims. The employment agreements also include a non-disparagement provision and a non-solicitation provision covering employees of Devon and Devon’s affiliates that generally applies for 36 months following a named executive officer’s termination date.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Long-Term Incentive Awards

Subject to the terms of the applicable LTIP under which an award is made, unvested portions of outstanding awards may be accelerated upon a change in control of the Company or the retirement, disability or termination of the named executive officer for an approved reason. Award agreements provide for automatic vesting upon the death of the named executive officer. Award agreements entered into after 2014 for awards under the 2009 LTIP and 2015 LTIP do not provide for the automatic acceleration of unvested portions of outstanding awards in the event of a change in control unless a job loss occurs or the acquiring company is not listed on a national securities exchange. This treatment of acceleration was incorporated in the 2017 LTIP. Award agreements provide that named executive officers who meet certain years-of-service and age criteria are eligible to continue to vest as scheduled in outstanding awards following retirement subject to, among other things, annual execution of a confidentiality agreement that includes non-solicitation and non-competition covenants. Under the 2017 LTIP, employment terminations occurring prior to the first anniversary of the grant date may result in a pro-rata reduction in the number of shares underlying the award depending on the circumstances of the termination pursuant to a formula that considers the number of days from the grant date to the termination date. Performance share units that vest on an accelerated basis as a result of a change in control or death will vest at the target award level.

The following tables provide the estimated compensation and present value of benefits potentially payable to each named executive officer upon a change in control of the Company or a termination of employment of the named executive officer. The benefit values shown do not include benefits that are broadly available to substantially all salaried employees. The amounts shown assume that a termination or change in control occurred on December 31, 2017. The actual amounts to be paid can only be determined at the time of an executive’s actual separation from the Company. The footnotes for each of the following tables are presented after the final table. Employment agreements between the Company and each of the named executive officers do not include tax gross-up payment obligations in the event of a change-in-control of the Company.

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NAMED EXECUTIVE COMPENSATION (cont’d)

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL1

David A. Hager

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	12,517	-	-	-	-	12,517
DC SERP[10]	3,621	3,621	-	3,621	3,621	-	6,048
SCRPs[11]	1,492	1,492	-	1,492	1,492	-	1,492
Accelerated Vesting of Restricted Stock[7]	-	10,147	-	-	10,147	352	10,147
Performance Share Units[8]	-	11,364	-	-	11,364	-	11,364
Other Benefits[9]	-	91	-	-	-	93	93
Total[12]	5,113	39,232	-	5,113	26,624	445	41,661

Jeffrey L. Ritenour

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	3,295	-	-	-	-	3,295
DC SERP[10]	-	-	-	-	-	-	-
SCRPs[11]	632	632	-	632	632	-	632
SRIP[3,4,5,6]	39	39	-	39	53	-	146
BRP[3,4]	-	-	1	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	2,299	-	-	2,299	106	2,299
Performance Share Units[8]	-	1,867	-	-	1,867	-	1,867
Other Benefits[9]	-	91	-	-	-	91	91
Total[12]	671	8,223	1	671	4,851	197	8,330

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NAMED EXECUTIVE COMPENSATION (cont’d)

Tony D. Vaughn

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	7,760	-	-	-	-	7,760
SRIP[3,4,5,6]	10,119	10,119	-	10,119	9,077	-	14,923
BRP[3,4]	-	-	7,393	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	3,817	-	-	3,817	203	3,817
Performance Share Units[8]	-	4,555	-	-	4,555	-	4,555
Other Benefits[9]	-	75	-	-	-	76	76
Total[12]	10,119	26,326	7,393	10,119	17,449	279	31,131

Lyndon C. Taylor

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	4,682	-	-	-	-	4,682
SRIP[3,4,5,6]	6,203	6,203	-	6,203	5,733	-	9,023
BRP[3,4]	-	-	2,232	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	2,861	-	-	2,861	203	2,861
Performance Share Units[8]	-	3,441	-	-	3,441	-	3,441
Other Benefits[9]	-	91	-	-	-	93	93
Total[12]	6,203	17,278	2,232	6,203	12,035	296	20,100

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NAMED EXECUTIVE COMPENSATION (cont’d)

R. Alan Marcum

Benefits and Payments ($)	Retirement/ Voluntary Termination ($)	Termination Without Cause ($)	Termination With Cause ($)	Disability ($)	Death ($)	Change in Control - No Job Loss ($)[13]	Change in Control - Job Loss ($)[13]
Base Salary/Bonus[2]	-	4,064	-	-	-	-	4,064
SRIP[3,4,5,6]	4,551	4,551	-	4,551	-	-	8,568
BRP[3,4]	-	-	2,293	-	-	-	-
Accelerated Vesting of Restricted Stock[7]	-	2,240	-	-	2,240	158	2,240
Performance Share Units[8]	-	2,693	-	-	2,693	-	2,693
Other Benefits[9]	-	54	-	-	-	54	54
Total[12]	4,551	13,602	2,293	4,551	4,933	212	17,619

[1]	Values in thousands.

[2]

The tables assume a December 31, 2017 employment termination. In such a scenario, each executive would be entitled to the cash incentive bonus earned for the year, which for 2017 is 115% of target. Accordingly, the amounts shown include the 2017 Non-Equity Incentive Plan Compensation disclosed in the Summary Compensation Table on page 56.

[3]

Participants are vested in their benefits under the SRIP after five years of service. Benefits under the SRIP and the BRP are mutually exclusive; participants will not receive a benefit under the SRIP if they are receiving a benefit under the BRP, and vice versa. Except for Mr. Hager, who is not a participant in the BRP, participants forfeit their benefits under the SRIP if they are terminated for “cause” and instead receive benefits under the BRP. Benefits paid under the SRIP or the BRP are reduced by any amounts payable under the Defined Benefit Plan so that there is no duplication of benefits.

[4]

The values shown for the SRIP and the BRP benefits for each named executive officer are the present values as of December 31, 2017 of the benefits that would be payable under the SRIP or BRP as of each executive’s earliest possible benefit commencement date. Except in the case of a change in control where the benefit is paid as a lump sum and in the case of benefits payable to a beneficiary upon death as a monthly single life annuity, the calculations assume that 25% of participants would elect the SRIP and BRP benefits in the form of a single life annuity and 75% of participants would elect a 100% joint and survivor annuity. All other assumptions are the same as those used to determine the present value of benefits disclosed in the Pension Benefits Table.

[5]

Under the SRIP, a participating named executive officer would receive credit for an additional three years of service and an additional three years of age when determining his SRIP benefit if, within 24 months following a change in control, the officer is terminated without “cause” or terminates his employment for “good reason.” All benefits under the SRIP are payable as a lump sum payment within 90 days following a change in control where the lump sum payment is the present value of the unreduced accrued benefit payable immediately. The lump sum amount shown is based on the lump sum rate in effect for payments beginning January 2018.

[6]

Participants are immediately vested in the SRIP accrued benefit upon death. The benefit is payable to a participant’s beneficiary at the date the participant would have reached age 55 with 10 years of service, reduced by subsidized early retirement factors and assumes that the participant had elected a 100% joint and survivor pension.

[7]	Values displayed for acceleration of vesting of restricted stock represent the 2017 year-end closing market price of Devon’s common stock, which was $41.40 per share.

[8]

In the case of a without “cause” employment termination, performance share units remain outstanding for the duration of the performance period and thereafter pay out to the executive officer at the level earned based on the level of performance certified by the Compensation Committee. Values displayed represent the target shares of outstanding grants multiplied by the 2017 year-end closing market price of Devon’s common stock, which was $41.40.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[9]

Executive officers are entitled to (a) 36 months of post-termination company-paid life insurance, coverage of $1,000,000, valued at $936 per year; (b) the equivalent of 18 months of continuing health benefits following termination without “cause” less applicable active employee premiums or following their termination in connection with a change in control; (c) a payment in an amount equal to 18 times the monthly COBRA premium following termination without “cause” or following their termination in connection with a change in control; and (d) outplacement services with a maximum value of $35,000. For Messrs. Hager, Vaughn and Taylor, the amounts reported also include an enhancement in post-retirement medical benefits of approximately $1,867, $1,155 and $2,300, respectively, upon a change in control.

[10]

Mr. Hager participates in the DC SERP in lieu of participating in the SRIP. Under the DC SERP, an executive is entitled to an additional three years of contributions by the Company if, within 24 months following a change in control, he is terminated without “cause” or terminates his employment for “good reason.”

[11]	Messrs. Hager’s and Ritenour’s benefits under the SCRPs would become 100% vested upon a change in control.

[12]

Devon’s nonqualified employee benefit plans, including the SRIP, the BRP, the Deferred Compensation Plan, the DC SERP and the SCRPs, and employment agreements are subject, all or in part, to Section 409A of the Internal Revenue Code, which requires certain payments made under these plans and agreements to be delayed for six months following termination of employment.

[13]

Performance share units only vest if a change in control results in a job loss for the named executive officer or the acquiring company is not listed on a national securities exchange. With respect to performance restricted stock, (i) grants made in 2014 vest in conjunction with a change in control regardless of employment status and (ii) grants made after 2014 only vest if a change in control results in a job loss for the named executive officer or the acquiring company is not listed on a national securities exchange. All amounts shown in “Change in Control – No Job Loss” are included in “Change in Control – Job Loss.”

Payments and Benefits Associated with Mr. Mitchell’s April 19, 2017 Employment Termination1, 2

Item	Termination Without Cause ($)
Base Salary/Bonus[3]	4,586
DC SERP[4]	869
Accelerated Vesting of Restricted Stock[5]	3,144
Continuation of Performance Share Units[6]	3,387
Health Care Benefits[7]	53
Life Insurance[8]	15
Outplacement Assistance	10
Total	12,064

[1]

The payments and benefits received by Mr. Mitchell in connection with the termination of his employment were provided under the terms of his employment agreement with the Company, agreements applicable to long-term equity incentives previously granted and, in the case of the DC SERP, the plan documents governing Devon’s defined contribution arrangements.

[2]	Values in thousands.

[3]

Mr. Mitchell received a lump-sum payment equivalent to three times the sum of his annual salary rate in effect at the time of his employment termination from the Company and the highest annual performance cash bonus he received during the prior three years. Additionally, he received a pro-rated annual performance cash bonus for the time he worked for the Company during 2017.

[4]

Mr. Mitchell’s account balance in the DC SERP became 100% vested due to his employment termination. The account balance was unvested prior to the termination because Mr. Mitchell had less than five years of continuous service.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[5]

Vesting on 51,666 shares of restricted stock was accelerated at the time of Mr. Mitchell’s employment termination. Additionally, 27,527 shares of performance restricted stock remained outstanding until performance was certified and shares were released on February 12, 2018. The amount shown aggregates these two share amounts and values them at price of $39.70 for the Company’s common stock, which was the closing price on April 20, 2017 (the first trading day after Mr. Mitchell’s termination).

[6]

Performance share units granted to Mr. Mitchell in 2015, 2016 and 2017 remained outstanding after his employment termination. The target number of shares underlying these grants was 17,900, 39,890 and 27,527, respectively. The amount shown is based on such target number of shares and a stock price of $39.70 for the Company’s common stock, which was the closing price on April 20, 2017 (the first trading day after Mr. Mitchell’s termination). The performance period for the 2015 grant of performance shares ended on December 31, 2017. The grant paid out at 80% of target. The number of shares ultimately paid out for the 2016 and 2017 grants will be determined based on the Company’s TSR over the three-year performance periods that end December 31, 2018 and December 31, 2019, respectively.

[7]

Mr. Mitchell was entitled to 18 months of COBRA healthcare and dental coverage under the same premium cost sharing arrangements as were applicable to active employees. Mr. Mitchell also received a payment equivalent to 18 months of the Company portion of the COBRA premium.

[8]	Mr. Mitchell was entitled to 36 months of continued Company-provided life insurance, coverage of $1,000,000.

CEO Pay Ratio

Section 953(B) of the Dodd-Frank Wall Street Reform and Consumer Protection Act requires certain public companies to disclose the median pay of Company employees, the method of determining median pay, and the ratio of CEO pay to median employee pay. Devon’s employees, which are all located in the U.S. and Canada, are included in the calculation of median pay based on Devon’s employee population as of December 31, 2017. Because the calculation requires Devon to include employees of consolidated subsidiaries, Devon has also included the employees of ENLC and ENLK and their subsidiaries in the calculation.

For CEO pay, Devon used the amount for 2017 reflected in the Summary Compensation Table (SCT), which includes LTI granted in the year. In determining the median pay of employees, Devon replicated the components of the SCT with respect to 2017 for all employees. Based on this methodology, CEO pay is $13.4 million, median employee pay is $134.8 thousand and the ratio is 100:1.

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NAMED EXECUTIVE COMPENSATION (cont’d)

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about Devon’s common stock as of December 31, 2017, that may be issued under Devon’s equity compensation plans:

Plan Category	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a))[1] (c)
Equity compensation plans approved by security holders	1,968,630	[2]	70.0418	[3]	44,341,618
Equity compensation plans not approved by security holders	-		-		-
Total	1,968,630	[2]	70.0418	[3]	44,341,618

[1]

Represents shares available for issuance pursuant to awards under the 2017 LTIP, which may be in the form of stock options, restricted stock awards, restricted stock units, Canadian restricted stock units, performance units, or stock appreciation rights. No new awards will be made under any other Devon long-term incentive plan in effect as of December 31, 2017. Under the 2017 LTIP, any shares granted as stock options or stock appreciation rights count against the number of securities available for future issuance under the 2017 LTIP as one share for each share granted. With respect to any other awards under the 2017 LTIP, any shares granted count against the number of securities available for future issuance under the 2017 LTIP as 2.3 shares for each share granted. The 2017 LTIP also provides that shares covered by awards under any Devon long-term incentive plans that are forfeited, cancelled or expire after the effective date of the 2017 LTIP are added to the shares available for issuance under the 2017 LTIP.

[2]

The total reflects 1,745,665 shares issuable pursuant to outstanding stock options and 222,965 full-value shares issuable pursuant to outstanding performance restricted stock. In January 2018, the Compensation Committee determined that the performance goals associated with the performance restricted stock had been achieved. As a result, 25% have vested and 25% will vest on each of the 2nd, 3rd and 4th anniversaries of the grant date.

[3]	The weighted-average exercise price only applies to stock options.

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NAMED EXECUTIVE COMPENSATION (cont’d)

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Certain Beneficial Owners

The following table sets forth the only persons known to the Company to be the owners of more than five percent of the outstanding shares of the Company’s common stock as of December 31, 2017, based on the information available as of March 31, 2018, according to reports filed with the SEC:

	Common Stock
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	44,987,490	[1]	8.56%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	42,478,156	[2]	8.1%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	26,936,078	[3]	5.13%

[1]

Pursuant to a Schedule 13G/A filed with the SEC on February 9, 2018, The Vanguard Group stated that it had sole voting power as to 726,630 shares, shared voting power as to 123,424 shares, sole dispositive power as to 44,168,734 shares and shared dispositive power as to 818,756 shares as of December 31, 2017. Pursuant to a subsequent Schedule 13G filed with the SEC on April 10, 2018, The Vanguard Group stated that it had sole voting power as to 725,018 shares, shared voting power as to 168,550 shares, sole dispositive power as to 53,980,878 shares and shared dispositive power as to 809,573 shares, as of March 29, 2018. The total aggregated beneficial ownership reported by The Vanguard Group was 54,790,451, representing 10.41% of the class.

[2]

Pursuant to a Schedule 13G/A filed with the SEC on January 29, 2018, BlackRock, Inc. stated that it had sole voting power as to 37,742,655 shares and sole dispositive power as to 42,478,156 shares as of December 31, 2017.

[3]	Pursuant to a Schedule 13G filed with the SEC on February 14, 2018, State Street stated that it had shared voting and dispositive power as to 26,936,078 shares.

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NAMED EXECUTIVE COMPENSATION (cont’d)

Security Ownership of Management

The following table sets forth as of March 31, 2018 the number and percentage of shares of our common stock beneficially owned by each of our named executive officers, each of our Directors and by all our executive officers and Directors as a group. Unless otherwise noted, the persons named below have sole voting and/or investment power.

	Common Stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Class
John Richels*	1,016,127	[2]	*	*
David A. Hager*	621,442	[3]	*	*
Tony D. Vaughn	287,627	[4]	*	*
R. Alan Marcum	223,026	[5]	*	*
Jeffrey L. Ritenour	183,579	[6]	*	*
Lyndon C. Taylor	173,470	[7]	*	*
Michael M. Kanovsky*	160,949	[8]	*	*
Mary P. Ricciardello*	45,653	[9]	*	*
Duane C. Radtke*	43,897	[10]	*	*
Robert A. Mosbacher, Jr.*	39,368	[11]	*	*
John E. Bethancourt*	38,928		*	*
Barbara M. Baumann*	32,478		*	*
Robert H. Henry*	18,763	[12]	*	*
Thomas L. Mitchell	93,494	[13]	*	*
John Krenicki Jr.	677		*	*
All of our Directors and executive officers, as of March 31, 2018, as a group	2,885,307	[14,15]	*	*

*	Director

**	Less than 1%

[1]

For purposes of this table, shares beneficially owned include shares of common stock (including unvested shares of restricted stock with respect to which executive officers and Directors have voting power) as well as shares of common stock that can be acquired through the exercise of stock options within 60 days of March 31, 2018.

[2]	Includes 683,852 shares owned by Mr. Richels and 332,275 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

[3]	Includes 521,742 shares owned by Mr. Hager and 99,700 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hager.

[4]	Includes 238,077 shares owned by Mr. Vaughn and 49,550 shares that are deemed beneficially owned pursuant to stock options held by Mr. Vaughn.

[5]	Includes 163,176 shares owned by Mr. Marcum and 59,850 shares that are deemed beneficially owned pursuant to stock options held by Mr. Marcum.

[6]

Includes 145,165 shares owned by Mr. Ritenour, 149 shares held in the Devon Energy Incentive Savings Plan and 38,265 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ritenour.

[7]

Includes 113,580 shares owned by Mr. Taylor, 40 shares held in the Devon Energy Incentive Savings Plan and 59,850 shares that are deemed beneficially owned pursuant to stock options held by Mr. Taylor.

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NAMED EXECUTIVE COMPENSATION (cont’d)

[8]

Includes 15,264 shares owned by Mr. Kanovsky, 136,685 shares held indirectly through a family owned entity in which Mr. Kanovsky shares voting and investment power, and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

[9]	Includes 36,653 shares owned by Ms. Ricciardello and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Ms. Ricciardello.

[10]	Includes 34,897 shares owned by Mr. Radtke and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Radtke.

[11]	Includes 30,368 shares owned by Mr. Mosbacher and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Mosbacher.

[12]	Includes 9,763 shares owned by Mr. Henry and 9,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Henry.

[13]	Mr. Mitchell left the Company on April 19, 2017.

[14]	Includes 684,490 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

[15]

In addition to the beneficial ownership of Devon common stock reported in the table, as of March 29, 2018, certain of the Directors beneficially owned common units of ENLK, as follows: Ms. Ricciardello – 14,314. As of March 29, 2018, there were 350,223,987 common units of ENLK outstanding. The Directors individually and as a group beneficially own less than one percent of ENLK’s outstanding units. As of March 29, 2018, certain of the Directors also beneficially owned common units of ENLC, as follows: Ms. Ricciardello – 13,721. As of March 29, 2018, there were 181,033,767 common units of ENLC outstanding. The Directors individually and as a group beneficially own less than one percent of ENLC’s outstanding units. Devon, through its subsidiaries, holds a controlling interest in each of ENLC and ENLK.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires that Devon’s Directors, executive officers, and 10% stockholders file with the SEC reports concerning their ownership, and changes in their ownership, of Devon equity securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to us during and with respect to our most recently completed fiscal year, and any written representations of reporting persons, we believe the reporting persons timely filed all reports required by Section 16(a) during 2017.

INFORMATION ABOUT EXECUTIVE OFFICERS

Information concerning our executive officers is set forth below. Information concerning David A. Hager is set forth under the caption “Election of Directors – Director Nominees.”

R. Alan Marcum, Executive Vice President Administration

Mr. Marcum, 51, was elected to the position of Executive Vice President Administration in 2008, and has been with the Company since 1995. Prior to joining the Company, Mr. Marcum was employed by KPMG Peat Marwick as a Senior Auditor. He earned a bachelor’s degree from East Central University, majoring in accounting and finance. Mr. Marcum is a certified public accountant and a member of the Oklahoma Society of Certified Public Accountants. Mr. Marcum serves on the boards of ENLC and ENLK.

80	Commitment Runs Deep

NAMED EXECUTIVE COMPENSATION (cont’d)

Jeffrey L. Ritenour, Executive Vice President and Chief Financial Officer

Mr. Ritenour, 44, was elected to the position of Executive Vice President and Chief Financial Officer in April 2017. Mr. Ritenour joined the Company in 2001 and has served in various other positions at Devon, including most recently as Senior Vice President Corporate Finance, Investor Relations and Treasurer. Prior to joining Devon, Mr. Ritenour was an auditor with the firm of Ernst and Young. He earned both a bachelor’s degree in accounting and a master’s degree in business administration from the University of Oklahoma. Mr. Ritenour serves on the boards of ENLC and ENLK.

Lyndon C. Taylor, Executive Vice President and General Counsel

Mr. Taylor, 59, was elected to the position of Executive Vice President and General Counsel in 2007 and has been with the Company since 2005. He served as Deputy General Counsel from the time he joined the Company in 2005 until 2007. Prior to joining Devon, Mr. Taylor was with Skadden, Arps, Slate, Meagher & Flom LLP for 20 years, most recently as managing partner of the energy practice in Houston. He is admitted to practice law in Oklahoma and Texas. Mr. Taylor earned a bachelor’s degree in industrial engineering from Oklahoma State University and a juris doctorate degree from the University of Oklahoma. Mr. Taylor serves on the boards of ENLC and ENLK.

Tony D. Vaughn, Chief Operating Officer

Mr. Vaughn, 60, was elected to the position of Chief Operating Officer in February 2016. From 1999 until February 2016, Mr. Vaughn served in various other positions at Devon, including most recently as Executive Vice President Exploration and Production. Before joining Devon in 1999, Mr. Vaughn spent 12 years with Kerr-McGee Corporation, most recently as manager of the Rocky Mountain District. Before joining Kerr-McGee, Mr. Vaughn worked as an operations engineer for Amoco Production Company. He earned a bachelor of science degree in petroleum engineering from the University of Tulsa and a bachelor of science degree in business management from Oral Roberts University. He is a member of the Society of Petroleum Engineers. Mr. Vaughn serves on the board of ENLK.

81	Commitment Runs Deep

AGENDA ITEM 3.

RATIFICATION OF INDEPENDENT AUDITORS FOR 2018

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditing firm retained to audit the Company’s financial statements. To carry out this responsibility, the Audit Committee engages in a comprehensive annual evaluation of the independent auditor’s qualifications, performance and independence; considers whether the auditing firm should be rotated, including the advisability and potential impact of selecting a different independent registered public accounting firm and adopting a policy of regular rotation; and negotiates the audit fees associated with the Company’s retention of the independent auditing firm. The Audit Committee has appointed KPMG LLP (KPMG) to serve as our independent auditing firm for 2018.

In accordance with SEC rules and KPMG policies, audit partners are subject to rotation requirements to limit the number of consecutive years an individual partner may provide service to our Company. For lead and concurring audit partners, the maximum number of consecutive years of service in that capacity is five years. The selection of the Company’s lead audit partner pursuant to this rotation policy involves a rigorous process, including interviews of potential audit partner candidates with the Audit Committee.

The Audit Committee and the Board of Directors believe that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders. In furtherance of its commitment to corporate governance practices, the Board is asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for 2018. In the event that our stockholders fail to ratify the appointment of KPMG, the Audit Committee will consider the selection of a different independent auditing firm for 2019.

Representatives of KPMG will be present at the Annual Meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Our Board of Directors recommends that stockholders vote “FOR” the ratification of KPMG LLP as our independent auditors for 2018.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR

SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT

The Company has been notified by a stockholder that they intend to submit the resolution set forth below at the Annual Meeting for action by the stockholders. Pursuant to Rule 14a-8(l)(1) of the Securities Exchange Act of 1934, the Company will provide the name, address and number of shares of our common stock held by the proponent of the stockholder proposal set forth below promptly upon receipt of a written or oral request. Requests should be submitted to Devon Energy Corporation, Attention: Corporate Secretary, 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, email: CorporateSecretary@dvn.com or by calling (405) 235-3611.

Shareholders request that our board of directors undertake such steps as may be necessary to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to be consistent with applicable law and consistent with giving shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any topic for written consent consistent with applicable law.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint (sponsored by Keneth Steiner). Hundreds of major companies enable shareholder action by written consent.

Taking action by written consent in lieu of a meeting is a means shareholders can use to raise important matters outside the normal annual meeting cycle. A shareholder right to act by written consent and to call a special meeting are 2 complimentary ways to bring an important matter to the attention of both management and shareholders outside the annual meeting cycle. More than 100 Fortune 500 companies provide for shareholders to call special meetings and to act by written consent.

Devon Energy shareholders have no right to act by written consent. Shareholders of companies incorporated in Delaware, like DVN, automatically have the right to act by written consent. However, the DVN charter specifically takes away this important right. DVN shareholders also do not have the full right to call a special meeting that is available under Delaware law.

This proposal could receive a substantial supporting vote at the 2018 Devon Energy annual meeting. It might get a still higher vote if small shareholders would have the advantage of the same access to independent corporate governance recommendations as large shareholders. It might get a still higher vote if the voting turnout of small shareholders equals that of large shareholders.

Please vote to improve director accountability to shareholders:

Shareholder Right to Act by Written Consent – Proposal 4

Opposition Statement of the Company:

This proposal requests that our Board of Directors take steps to allow a group of stockholders that together hold a majority of Devon’s outstanding shares to approve actions without holding a meeting of Devon’s stockholders that would be open to all stockholders. For the reasons discussed below, the Board of Directors recommends a vote against this stockholder proposal.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR

SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT (cont’d)

Proponent claims without explanation that Devon stockholders “do not have the full right to call a special meeting that is available under Delaware law.” Devon stockholders, however, do have the right to call a special meeting at a 25% threshold, which is the most common threshold among S&P 500 companies that provide their stockholders with that right. This right to call a special meeting provides stockholders with the ability to raise important matters and propose actions for stockholder consideration outside the annual meeting process.

The right to call a special meeting also preserves the protections that are inherent in the meeting process, protections that can be lost in the written consent process. Stockholder meetings allow all stockholders the opportunity to vote on matters that affect their investment, as well as an opportunity to speak about matters that are important to them. Acting by written consent, on the other hand, would result in certain stockholders being denied the ability to vote or even to have any say at all on proposed stockholder actions. Action by written consent would enable holders of a majority of our stock-potentially consisting of a small group of large, self-interested stockholders-to take action on matters that vitally affect all stockholders without the involvement of other stockholders whose views may be different from their own. In addition, it may be possible for stockholders representing a simple majority to take action without giving prior notice or issuing a proxy statement that provides full discussion of the issues that are the subject of the consent solicitation, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny the stockholders who are outside the group seeking the proposed action the ability to determine whether to exercise their rights, such as by expressing their views, encouraging the Board of Directors to reconsider the matter and voting on the proposed action.

The Board of Directors believes that action by written consent could not only lead to uninformed decision-making, but would also be costly and disruptive for the Company. The proposal would allow any stockholder, no matter how small its holdings, to solicit written consents without informing the Company or, perhaps more importantly, other stockholders of the pendency of the solicitation. This is a limitation on stockholder democracy as well as on the transparency of the voting process. Permitting solicitations and action outside of, and in addition to, the traditional setting of a stockholder meeting could result in significant commitments of additional time and expense on the part of the Company with little corresponding benefit to stockholders.

Our Board of Directors is committed to strong corporate governance and has demonstrated this commitment through a variety of measures, including:

•	the declassification of our Board of Directors (resulting in the annual election of the directors);

•	the adoption of a director resignation policy for those director nominees who do not receive a majority of votes cast for their election;

•	the lack of a stockholder rights plan or “poison pill”;

•	the elimination of supermajority voting provisions from our Restated Certificate of Incorporation; and

•

the adoption of a proxy-access bylaw permitting a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy statement director candidates constituting up to the greater of two individuals or 20% of the Board.

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AGENDA ITEM 4.

STOCKHOLDER PROPOSAL FOR

SHAREHOLDER RIGHT TO ACT BY WRITTEN CONSENT (cont’d)

In summary, the Board believes that, in light of the ability of stockholders to call special meetings and the Company’s strong governance profile, stockholder action by written consent is not in the best interests of stockholders or the Company. This ill-advised proposal would circumvent the protections, procedural safeguards and advantages provided to all stockholders by stockholder meetings and the Board urges stockholders to vote against it.

For the foregoing reasons, our Board of Directors recommends that stockholders vote “AGAINST” the proposal for Shareholder Right to Act by Written Consent.

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SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals for Inclusion in our 2019 Proxy Statement

SEC rules permit stockholders to submit proposals to be included in our Proxy Statement if the stockholder and the proposal satisfy the requirements specified in Rule 14a-8 under the Securities Exchange Act of 1934. For a stockholder proposal to be considered for inclusion in our Proxy Statement for the 2019 Annual Meeting of Stockholders, the proposal must be received at the address provided below by December 26, 2018.

Director Nominations for Inclusion in our 2019 Proxy Statement (Proxy Access)

Our proxy-access bylaw permits a stockholder (or a group of up to 20 stockholders) owning 3% or more of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s Proxy Statement director candidates constituting up to the greater of two individuals or 20% of the Board, if the nominating stockholder(s) and the nominee(s) satisfy the requirements specified in our Bylaws. For the 2019 Annual Meeting of Stockholders, notice of a proxy-access nomination must be received at the address provided below no later than December 26, 2018 and no earlier than November 26, 2018.

Other Proposals or Nominations to be brought before our 2019 Annual Meeting

Our Bylaws permit a stockholder to propose items of business and nominate director candidates that are not intended to be included in our Proxy Statement if the stockholder complies with the procedures set forth in our Bylaws. For the 2019 Annual Meeting of Stockholders, notice of such proposals or nominations must be received at the address provided below no later than March 8, 2019 and no earlier than February 6, 2019.

If the Company moves the 2019 Annual Meeting of Stockholders to a date that is more than 30 days before or after the date which is the one year anniversary of this year’s Annual Meeting date (i.e., June 6, 2019), the Company must receive notice of such proposals no earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

Address for Submission of Notices and Additional Information

All stockholder nominations of individuals for election as directors or proposals of other items of business to be considered by stockholders at the 2018 Annual Meeting of Stockholders (whether or not intended for inclusion in our Proxy Statement) must be submitted in writing to our Corporate Secretary at 333 W. Sheridan Avenue, Oklahoma City, Oklahoma 73102, or by email to CorporateSecretary@dvn.com.

In addition, both the proxy access and the advance notice provisions of our bylaws require a stockholder’s notice of a nomination or other item of business to include certain information. Director nominees must also meet certain eligibility requirements. Any stockholder considering introducing a nomination or other item of business should carefully review our Bylaws.

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OTHER MATTERS

Our Board of Directors knows of no other matter to come before the meeting other than that set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies as they deem advisable in accordance with their best judgment.

Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

BY ORDER OF THE BOARD OF DIRECTORS
Oklahoma City, Oklahoma April 25, 2018	Carla D. Brockman Vice President Corporate Governance and Corporate Secretary

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Appendix A

Explanation and Reconciliation of Non-GAAP Financial Measures

This Proxy Statement includes a non-GAAP financial measure – “cash flow before balance sheet changes” – that we use as the financial metric for our performance restricted stock awards. Non-GAAP measures are not alternatives to GAAP measures, and you should not consider non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. Set forth below is additional disclosure regarding “cash flow before balance sheet changes,” including a reconciliation to the most directly comparable GAAP measure.

We define cash flow before balance sheet changes as cash flow from operations, adjusting for the net change in working capital and changes in long-term other assets and other liabilities over the applicable period. We believe that cash flow before balance sheet changes serves as a helpful measure of the Company’s cash flow generation ability, since it excludes certain items that may fluctuate significantly from period to period due to commodity price volatility or otherwise.

(in millions)	Year Ended December 31, 2017
Consolidated cash flow from operations (GAAP)	$2,909
Adjust for changes in:
Working capital	(21)
Other long-term assets	46
Other long-term liabilities	(6)
Cash flow before balance sheet changes (Non-GAAP)	$2,928

A-1	Commitment Runs Deep

Devon Energy Corporation

333 W. Sheridan Avenue

Oklahoma City, OK 73102

(405) 235-3611

devonenergy.com

DEVON ENERGY CORPORATION 333 W. SHERIDAN AVE. OKLAHOMA CITY, OK 73102

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you access the web site and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your Proxy Card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy materials electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E46412-P02674-Z71789	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DEVON ENERGY CORPORATION				For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1.
1.	Election of Directors Nominees:			☐	☐	☐
	01) Barbara M. Baumann 02) John E. Bethancourt 03) David A. Hager 04) Robert H. Henry 05) Michael M. Kanovsky	06) John Krenicki Jr. 07) Robert A. Mosbacher Jr. 08) Duane C. Radtke 09) Mary P. Ricciardello 10) John Richels
The Board of Directors recommends a vote “FOR” Agenda Item 2.				For	Against	Abstain

2.	Advisory Vote to Approve Executive Compensation.			☐	☐	☐

The Board of Directors recommends a vote “FOR” Agenda Item 3.

3.	Ratify the Appointment of the Company’s Independent Auditors for 2018.			☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Agenda Item 4.

4.	Shareholder Right to Act by Written Consent.			☐	☐	☐

5.	OTHER MATTERS			☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you plan to attend this meeting.				☐ Yes	☐ No

Please sign exactly as your name appears above, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The following proxy materials are available at www.proxyvote.com:

•  Notice and Proxy Statement

•  Annual Report on Form 10-K

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E46413-P02674-Z71789

DEVON ENERGY CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints John Richels, David A. Hager and Carla D. Brockman, with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held at the Devon Energy Center Auditorium, 333 W. Sheridan Ave., Oklahoma City, Oklahoma, on Wednesday, June 6, 2018 at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2 and 3, and recommends a vote “AGAINST” Item 4 as set forth on the reverse side.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED ON THE REVERSE SIDE BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Do not return your Proxy Card if you are voting by telephone or Internet.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) TO BE SIGNED ON REVERSE SIDE